EXECUTION COUNTERPART

AMENDED AND RESTATED
REVOLVING CREDIT

AND

TERM LOAN AGREEMENT

by and among

CYALUME TECHNOLOGIES HOLDINGS, INC., as Guarantor

CYALUME TECHNOLOGIES, INC., as Borrower

and the Subsidiary Guarantors
from time to time party hereto,
as Guarantors

and

TD BANK, N.A., as Agent and a Lender

and

The Additional Lenders From
Time to Time Party Hereto

July 29, 2010

i

v

List of Exhibits and Schedules

Exhibits	Exhibit A-1	Form of Revolving Credit Note
	Exhibit A-2	Form of Amended and Restated Term Note
	Exhibit A-3	Form of Real Estate Loan Note
	Exhibit B	Form of Notice of Borrowing (Revolving Loan)
	Exhibit C	Form of Notice of Borrowing (Term Loans)
	Exhibit D	Form of Compliance Certificate
	Exhibit E	Form of Assignment and Acceptance Agreement
	Exhibit F	Form of Management Fees Subordination Agreement
	Exhibit G	Form of Consulting Fee Subordination Letter

Schedules	Schedule 1.1	Omniglow Litigation Description
	Schedule 9.3	Title to Property; Leases
	Schedule 9.5	Material Changes
	Schedule 9.6	Franchises, Patents, Copyrights, Etc.
	Schedule 9.7	Litigation
	Schedule 9.8	No Materially Adverse Contracts, Etc.
	Schedule 9.9	Compliance with Other Instruments, Laws, Etc.
	Schedule 9.15	Certain Transactions
	Schedule 9.19A	Post-Closing Capitalization of Borrower
	Schedule 9.19B	Post-Closing Capitalization of Holding Company
	Schedule 9.20	Bank Accounts
	Schedule 9.26	Insurance
	Schedule 9.29	Licenses and Permits
	Schedule 9.31	Government Contracts
	Schedule 9.32	Export Licenses and Compliance
	Schedule 11.9	Warrant

AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of the 29TH day of July, 2010, by and among CYALUME TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Holding Company”), the Lenders and the other financial institutions or other entities from time to time parties hereto identified on the signature pages hereto and TD Bank, N.A., a national banking association, as Agent and as Lender.

Background

The Borrower, the Holding Company and the Agent entered into that certain Revolving Credit and Term Loan Agreement (the “Initial Credit Agreement”) dated as of the Original Closing, which was amended by that certain First Amendment to Credit Agreement and Limited Waiver dated as of September 1, 2009 (the “First Amendment”), which was further amended by that certain Second Amendment to Credit Agreement and Limited Waiver dated as of December 7, 2009 (the “Second Amendment”, together with the First Amendment and the Initial Credit Agreement, collectively, the “Original Credit Agreement”).  The Borrower has requested the Agent and the Lender consent to the Borrower issuing certain subordinated debt, to certain modifications to the financial covenants and to the other modifications herein contained.

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Holding Company and the Agent hereby agree as follows:

ARTICLE 1.  DEFINITIONS AND RULES OF INTERPRETATION.

Section 1.1    Definitions.  The following terms shall have the meanings set forth in this Article 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Account Debtor.  Any Person who is or who may become obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

Account(s).  As applied to any Person all now owned or hereafter acquired right, title, and interest with respect to “accounts” (as such term is defined from time to time in the Uniform Commercial Code), and any and all supporting obligations in respect thereof.

Acquired EBITDA.  With respect to the twelve (12) month period following the closing of a Permitted Acquisition, the maximum, stipulated, pro forma amount approved by the Agent and the Lenders which can be added to actual trailing twelve (12) month EBITDA.

Acquisition.  The acquisition by a Subsidiary of the Holding Company on the Acquisition Closing Date of substantially all of the assets of the Borrower.

Acquisition Closing Date.  The date on which the conditions set forth in the Purchase Agreement have been satisfied and the Acquisition has been consummated.

Acquisition Documents.  Collectively, the Purchase Agreement and all other agreements and documents required to be entered into or delivered pursuant thereto or in connection with the Acquisition, each in the form delivered to the Agent on the Acquisition Closing Date and as amended as permitted hereunder.

Adjusted EBITDA.  With respect to any period, an amount equal to EBITDA for such period plus to the extent accounted for in EBITDA and without duplication, the sum of (i) Acquired EBITDA and (ii) legal and professional fees related to Permitted Acquisitions to the extent included in Consolidated Net Income.

Affiliate.  As applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Shares, by contract, or otherwise; provided that, for purposes of Section 11.11 hereof:  (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

Agent.  TD Bank, N.A., solely in its capacity as agent and collateral agent for the Lenders hereunder and any other holder of Obligations, and any successor thereto.

Agent Approved Subordination Agreement.  A subordination agreement in form and substance satisfactory to the Agent, in its sole discretion, which contains such payment, remedy blockages and standstill provisions and other such terms as the Agent may require or may deem acceptable.

Agent’s Head Office.  The Agent’s office located at 370 Main Street, Worcester, MA 01608 or such other location as the Agent may designate from time to time.

Agent’s Special Counsel.  Choate, Hall & Stewart LLP or such other counsel as may be approved by the Agent.

Amendment Fee.  See Section 6.1.

Anti-Terrorism Laws.  Any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

Applicable Margin.  So long as no Event of Default exists and subject to the terms of this definition, the applicable per annum percentage set forth below.

LIBOR Rate Margin	Base Rate Margin

4.0%	3.0%

Availability.  As of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that the Borrower is entitled to borrow as Revolving Credit Loans under Section 2.1, after giving effect to all then outstanding Obligations  and all sublimits applicable hereunder.

Balance Sheet Date.  December 31, 2009.

Bankruptcy Code.  The provisions of Title 11 of the United States Code, 11 U.S.C., §§101 et seq., as now and hereafter in effect, any successors to such statute and any other applicable insolvency or similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

Base Rate.  The term “Base Rate” shall mean the greater of: (A) variable annual rate of interest designated from time to time by the Wall Street Journal in the so-called “Money Rates Section” as being the “Prime Rate” of interest or, if the “Prime Rate” ceases to be so published, the rate which is in replacement thereof or substitution therefor, such interest rate to be adjusted on the effective date of any change thereof and (B) three percent (3%) per annum.  The Agent shall not be required to notify the Borrower of adjustments in said interest rate.  The Base Rate is only available for Revolving Credit Loans.

Base Rate Loan(s).  Any Revolving Credit Loans bearing interest determined with reference to the Base Rate.

Blocked Person.  Any Person:  (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

Borrower.  See the preamble hereto.

Borrower’s Key Officers.  Derek Dunaway, Thomas McCarthy, Earl Cranor and Michael Bielonko.

Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Agent pursuant to Section 10.4(h), as adjusted pursuant to the provisions below, which is equal to the sum of:  80% of Eligible Accounts Receivable plus the lesser of (i) $2,000,000 or (ii) 50% of Eligible Raw Material  and Finished Goods Inventory.

The Required Lenders may, in their reasonable discretion, from time to time, in accordance with Section 2.7:  (x) reduce the lending formula with respect to any Eligible Accounts Receivable to the extent that the Required Lenders reasonably determine that:  (i) the dilution with respect of the Eligible Accounts Receivable for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrower has declined materially or (y) reduce the lending formula with respect to any Eligible Raw Material and Finished Goods Inventory to the extent that the Required Lenders determine that:  (i) the number of days of the turnover of the inventory owned by Borrower for any period has changed in any material adverse respect, (ii) the liquidation value of any Eligible Raw Material and Finished Goods Inventory, or any category thereof, has materially decreased, or (iii) the nature and quality of the inventory has changed materially and adversely.  In determining whether to reduce the lending formula(s), the Required Lenders may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable and Eligible Raw Material and Finished Goods Inventory.

Borrowing Base Report.  A Borrowing Base Report signed by the Chief Financial Officer and in substantially the form of Exhibit C hereto.

Business Day.  Any day (other than Saturday, Sunday or holiday) on which the Agent is open and conducting its customary banking transactions in The Commonwealth of Massachusetts.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill).

Capital Expenditures.  For any date of determination, the aggregate amount of payments made by the Borrower or any of its Subsidiaries for the rental, lease, purchase, construction, or use of any property, the value or cost of which under GAAP would appear on the Borrower’s balance sheet in the category of property, plant or equipment or intangibles, minus the sum of:  (i) expenditures made in Permitted Acquisitions, including, without limitation, reasonable capitalized transaction costs related thereto and approved by the Required Lenders and (ii) capitalized transaction costs related to the obtaining and closing of the Loans approved by the Required Lenders.

Capitalization Documents.  The Charter Documents of the Holding Company.

Capitalized Lease(s).  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

CERCLA.  See Section 9.18(a).

Change of Control.  The occurrence of any one of the following events:  (i) the common stock of Holding Company is no longer publicly traded or held under the Securities and Exchange Act of 1934; (ii) the Holding Company shall cease to own 100% of the Shares of the Borrower; (iii) there is a sale of all or substantially all of the assets of the Borrower or (iv) any “person” or “group” (as such terms are used in Sections 15(d) and 14(d) of the Securities Exchange Act of 1934 becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right” whether such right is exercisable immediately or only after the passage of time)) directly or indirectly, of 40% or more of the equity interests of the Holding Company on a fully diluted basis.

Charter Documents.  With respect to a Person which is a corporation, its Certificate of Incorporation as amended with the consent of the Required Lenders and in effect from time to time.

Chattel Paper.  All now owned or hereafter acquired right, title and interest with respect to “chattel paper” including, without limitation, “tangible chattel paper” and “electronic chattel paper”, as such terms are defined from time to time in the UCC and any and all supporting obligations in respect thereof.

Closing Date.  The first date on which the conditions set forth in Article 13 have been satisfied and the Agent and the Lenders execute and deliver this Credit Agreement.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of the Borrower and each Guarantor that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

Collateral Access Agreements.  A waiver or consent in form and substance satisfactory to the Agent executed by any lessor of Real Estate leased by Borrower or any of its Subsidiaries at which Real Estate any Collateral is located.

Collateral Assignment of Acquisition Documents.  The Collateral Assignment of Acquisition Documents dated or to be dated on or prior to the Original Closing Date, between the Borrower and the Agent, in form and substance satisfactory to the Agent, as may be amended, modified or supplemented from time to time.

Commitment Fee.  See Section 2.2.

Consolidated or consolidated or Consolidating or consolidating.  With reference to any term defined herein, shall mean that term as applied to the financial statements of the Holding Company and its Subsidiaries, consolidated or consolidating in accordance with generally accepted accounting principles.

Consolidated Net Income (or Deficit).  For any period the gross revenues of the Borrower and its Subsidiaries on a consolidated basis during such period, less all expenses and other proper charges (including taxes on income), all determined in accordance with generally accepted accounting principles, but in any event, excluding:  (i) any gain arising from any write down or write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Required Lenders; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) the net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions; (iv) the proceeds of any life insurance policy; (v) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and (vi) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

Consolidated Total Debt Service.  For any period, the sum of:  (i) Consolidated Total Interest Expense but excluding deferred interest not paid in the applicable period plus (ii) all scheduled installments of principal (which shall not include the annual mandatory prepayment of Excess Cash Flow required in Section 5.3(e)) or other like sums payable during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period.

Consolidated Total Interest Expense.  For any period, the aggregate amount of cash interest required to be paid by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized and including commitment fees, agency fees, facility fees, and similar recurring fees in connection with the borrowing of money.

Consulting Agreement.  A consulting agreement between Jarret Fass and the Holding Company in form and substance reasonably satisfactory to the Required Lenders, as may be amended, modified or supplemented from time to time in accordance with the terms of this Credit Agreement, which agreement and Consulting Fees payable thereunder have been subordinated pursuant to the Consulting Fee Subordination Letter.

Consulting Fees.  All fees or compensation to be paid to Jarret Fass pursuant to the Consulting Agreement.

Consulting Fee Subordination Letter.  The letter agreement between Jarret Fass and the Agent, substantially in the form attached hereto as Exhibit G, or such other form as is reasonably satisfactory to the Required Lenders, as may be amended, modified or supplemented from time to time.

Credit Agreement.  This Amended and Restated Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified or supplemented from time to time.

CTSA.  Cyalume Technologies, S.A.S., a corporation organized under the laws of France and which is a Subsidiary of the Borrower.

Current Assets.  As of any date of determination, all assets of the Holding Company and its Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as current assets at such date.

Current Liabilities.  As of any date of determination, all liabilities of the Holding Company and its Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as current liabilities at such date but excluding therefrom the current maturities of long term debt but including the outstanding Revolving Credit Loans.

Current Ratio.  As of any date of determination, the ratio of:  (i) Current Assets to (ii) Current Liabilities.

Default.  See Section 15.1.

Defaulting Lender.  Any Lender that fails to make any Revolving Credit Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

Defaulting Lender Rate. The interest rate then applicable to Revolving Credit Loans that are either LIBOR Rate Loans (inclusive of the LIBOR Rate Margin applicable thereto) or Base Rate Loans plus two percent per annum.

Default Rate.  See Section 6.8.

Derivative Contract.  A forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices and the ISDA Master Agreement dated as of the Original Closing Date by and between TD Bank and the Borrower and all schedules thereto.

Derivative Termination Value.  In respect of any one or more Derivative Contracts, after taking into account the effect of any legally enforceable netting arrangement relating to such Derivative Contracts, for any date of determination, such calculation shall be made as if such Derivative Contracts have been closed out on such date and termination value(s) determined in accordance therewith as if terminated on such date.

Distribution.  As to any Person, any of the following:  (i) the declaration or payment of any dividend on or in respect of any Shares of the Borrower, (ii) the purchase, redemption, or other retirement of any Shares of the Borrower, directly or indirectly, through a Subsidiary of the Borrower or otherwise, (iii) the return of capital by the Borrower to its owners as such; or (iv) any other distribution on or in respect of any ownership interests of the Borrower.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Subsidiaries.  A Subsidiary that is organized under the laws of any state of the United States of America.

Drawdown Date.  The date on which any Revolving Credit Loan is made or is to be made.

EBITDA.  With respect to any period, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus to the extent accounted for in Consolidated Net Income during such period and without duplication the sum of:  (i) depreciation and amortization, (ii) Consolidated Total Interest Expense for such period, (iii) non-cash expenses, (iv) income tax expense, (v) up to $1,500,000 in the aggregate, to be added back during the period incurred, for the term of this Credit Agreement for the reserves or charges for the Omniglow Litigation and (vi) extraordinary losses (net of tax effects) approved by the Agent in writing and (vii) up to $800,000 during the term of this Credit Agreement to be included during the fiscal quarter in which they are paid, fees and expenses incurred by Borrower in connection with transactions contemplated by this Credit Agreement and the Granite Subordinated Debt Documents (including, without limitation, any amendments, waivers, consents, future findings and other agreements entered into in connection herewith) determined in accordance with GAAP, in each case to be included during the fiscal quarter in which they are paid, minus the sum of:  (a) interest and dividend income during such period, (b) gain on the sale of assets other than the sale of inventory in the ordinary course of business during such period, (c) extraordinary gains during such period, and (d) any non-cash components of income during such period.

EBITDA Threshold.  With respect to any period ending prior to December 31, 2011, $7,500,000, with respect to any period ending on or after December 31, 2011 and prior to December 31, 2012, $7,750,000, and with respect to any period ending on or after December 31, 2012, $8,000,000.

Eligible Accounts Receivable.  The aggregate of the unpaid portions of Accounts (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts) (i) that the Borrower reasonably and in good faith determines to be collectible; (ii) that are with account debtors or other obligors that (a) are not Affiliates of the Borrower; (b) purchased the goods or services giving rise to the relevant Account in an arm’s length transaction, (c) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (d) are, in the Required Lenders’ reasonable judgment, creditworthy; (iii) that are in payment of obligations that have been fully performed, do not consist of progress billings to any Person bill-and-hold guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper; (iv) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents and Permitted Liens; (v) in which the Agent has a valid and perfected first priority security interest; (vi) that are not outstanding for more than sixty (60) days from the due date; (vii) that are not due from an account debtor or other obligor located in New Jersey or Minnesota unless the Borrower (a) has received a certificate of authority to do business and is in good standing in such state or (b) has filed a notice of business activities report with the appropriate office or agency of such state for the current year; (viii) that are not due from any single account debtor or other obligor if more than twenty-five percent (25%) of the aggregate amount of all Accounts owing from such account debtor or other obligor would otherwise not be Eligible Accounts Receivable; (ix) that are payable in Dollars; (x) that are not payable from an office outside of the United States (including Puerto Rico) and Canada unless Borrower has delivered credit insurance, in form and substance satisfactory to Agent, for each Account owed by an Account Debtor which is not organized under the laws of a State in the United States of America or Canada which insurance has been assigned to Agent pursuant to an assignment in form and substance satisfactory to Agent; (xi) that are not secured by a letter of credit unless the Agent has a prior, perfected security interest in such letter of credit; (xii) that are accounts of the Federal Government unless the Borrower has been in compliance with the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et. seq.); (xiii) the account debtor has not asserted a right of set off, has disputed liability or made any claim regarding its obligation to repay and is not a contra account and (xiv) the Account is not otherwise satisfactory to the Agent in its reasonable discretion.  The general criteria for Eligible Accounts Receivable may be established and revised from time to time by the Agent upon notice to the Borrower pursuant to Section 2.7.

Eligible Assignee.  Any of:  (i) a commercial bank or finance company or similar institutional lender organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $250,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (iv) if, no Default or Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Borrower, such approval not to be unreasonably withheld, conditioned or delayed.

Eligible Raw Material and Finished Goods Inventory.  Inventory valued at the lower of cost or market value, determined in accordance with the first-in, first-out method of inventory accounting, as reflected on the Borrower’s books in accordance with generally accepted accounting principles consistently applied, of (i) finished goods held for sale and (ii) raw materials used to produce the Borrower’s Inventory, and excluding any work in process and any slow-moving or unmerchantable goods, as to which the Borrower has acquired title and the Agent has a valid and perfected first priority security interest under all applicable law and as to which the Borrower has furnished reasonably detailed information to the Agent in a Borrowing Base Report, determined after taking into account all charges and liens (other than those of the Agent) of all kinds against finished goods and reductions in the market value thereof, all as determined by the Required Lenders in their reasonable discretion, which, absent manifest error, shall be final and binding upon the Borrower.  Inventory shall not constitute Eligible Raw Material and Finished Goods Inventory if it (i) does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof; (ii) is located outside the United States of America; (ii) is consigned; (iv) is the subject of any dispute; (v) is subject to a license agreement or other agreement that limits, conditions or restricts the Borrower or Agent’s right to sell or otherwise dispose of such Inventory; (vi) is situated at a location not owned by Borrower unless the owner or occupier of such location has executed in favor of Agent a Collateral Access Agreement or (vii) in transit.  Such finished goods inventory and raw materials immediately loses the status of Eligible Raw Material and Finished Goods Inventory if and when Borrower sells it, otherwise passes title thereto, or consumes it or the Agent releases or transfers its security interest therein, or if and when an Eligible Accounts Receivable arises by virtue of constituting proceeds of such inventory.  Notwithstanding the foregoing, but without duplication, Eligible Raw Material and Finished Goods Inventory shall be reduced by the amount of any specific reserve with respect to any Eligible Raw Material and Finished Goods Inventory, including, without limitation, the reserve account for excess and obsolete stock and stock not readily saleable in the U.S. domestic market or no longer saleable in any market in which such stock was customarily sold, established by the Borrower in accordance with generally accepted accounting principles and any reserve account for inventory adjustment, the amounts thereof being subject to verification and adjustment from time to time based upon periodic reviews conducted at the expense of the Borrowers by the Required Lenders’ examiners.  General criteria for Eligible Raw Material and Finished Goods Inventory may be established and revised from time to time by the Required Lenders upon notice to the Borrower pursuant to Section 2.7.

Employee Benefit Plan.  Any employee benefit plan within the meaning of Section (3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See Section 9.18(a).

ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  See Section 15.1.

Excess Cash Flow.  With respect to the Borrower and its Subsidiaries, for any fiscal year of the Borrower, an amount equal to EBITDA for such fiscal year minus Fixed Charges during such fiscal year.

Extraordinary Receipts.  Any proceeds that the Borrower or any of its Subsidiaries receives not in the ordinary course of their respective businesses, including without limitation, from (i) any casualty insurance policies maintained by the  Borrower and/or any Subsidiary which the Agent is permitted hereunder to apply to the repayment of the Obligations; (ii) tax refunds of the Borrower and its Domestic Subsidiaries, (iii) pension plan reversions, (iv) condemnation awards (and payments in lieu thereof), (v) indemnity payments or (vi) any extraordinary gains realized by the Borrower and/or any Subsidiary.

Following Business Day Convention.  The convention for adjusting any relevant date that would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

Fixed Charge Coverage Ratio.  As of any date of determination, the ratio of:  (i) EBITDA for the period of the four (4) fiscal quarters then ending to (ii) Fixed Charges for such period.

Fixed Charges.  For any applicable period, the sum, without duplication, of:  (i) Consolidated Total Debt Service (other than principal payments on the Revolving Credit Loan) plus (ii) all income tax expenses for such period (excluding deferred income taxes) plus (iii) all Capital Expenditures made during such period plus (iv) the amount of all Distributions for such period plus (v) all capitalized costs associated with the development of patents and trademarks plus (vi) the amount of all cash payments made by Borrower to Holdings since July 1, 2010 for Permitted Holdco Distributions.

Foreign Exchange Contracts.  See Section 7.7.1.

Foreign Exchange Limit.  At the time of any determination, an amount equal to the lesser of (x) the Revolving Loan Commitment minus the sum of (i) the outstanding Revolving Credit Loans plus (ii) the Foreign Exchange Reserve plus (iii) the Maximum Drawing Amount and Unreimbursed Obligations; (y) the Borrowing Base and (z) $500,000.

Foreign Exchange Reserve.  At the time of any determination, an amount which equals ten percent (10%) of the aggregate notional amount of all outstanding Foreign Exchange Contracts.

Foreign Lender.  See Section 6.12(c).

Foreign Lender Complete Exemption Certificate.  See Section 6.12(c).

Foreign Subsidiary.  Any Subsidiary of the Borrower which is not a Domestic Subsidiary.

General Intangible.  As applied to any Person, all now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the UCC), and any and all supporting obligations in respect thereof.

GAAP or generally accepted accounting principles.  (i) When used in this Credit Agreement, whether directly or indirectly through reference to a capitalized term used therein, means (x) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (y) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (ii) when used in general, other than as provided above, means principles that are (x) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (y) consistently applied with past financial statements of the Borrower adopting the same principles; provided, that in each case referred to in this definition of “generally accepted accounting principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Governmental Authority.  The government of the United States of America or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Granite Subordinated Loan Agreement.  That certain Subordinated Loan Agreement by and among the Holding Company, the Borrower, Granite Creek Partners Agent, LLC, as Agent, and the Lenders from time to time party thereto, dated July 29, 2010, as amended, modified or supplemented from time to time.

Granite Subordinated Notes.  Those certain subordinated promissory notes issued by the Borrower to Granite Creek Flex Cap I, L.P. and its Affiliates, each dated the date hereof and any replacements thereof, in an aggregate principal amount of $8,500,000, on such terms and conditions as are acceptable to Agent in its sole discretion.

Granite Subordinated Debt Documents.  The Granite Subordinated Notes, the Granite Subordinated Loan Agreement and the “Loan Documents” as defined in the Granite Subordinated Loan Agreement in effect on the date hereof.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor.  The Holding Company and each Domestic Subsidiary of the Borrower now or hereafter existing.

Guaranty.  The guaranty of any Guarantor in form and substance satisfactory to the Lenders, as amended, modified or supplemented from time to time.

Hazardous Substances.  See Section 9.18(b).

Holding Company.  See the preamble hereto.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i)        every obligation of such Person for money borrowed;

(ii)       every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses or secured by a lien or other encumbrance on any property of such Person;

(iii)      every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(iv)      every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(v)       every obligation of such Person under any Capitalized Lease;

(vi)      every obligation of such Person under any lease (a “synthetic lease”) treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes;

(vii)     all sales by such Person of:  (x) accounts or general intangibles for money due or to become due, (y) chattel paper, instruments or documents creating or evidencing a right to payment of money or (z) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

(viii)    every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock or membership interests or membership units of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants or other similar right;

(ix)       every obligation of such Person under a Derivative Contract;

(x)        every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and

(xi)       every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by:  (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such Derivative Contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Indemnified Liabilities.  See Section 18.

Insolvency Proceeding. Any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

Intercompany Agreement.  That certain Intercompany Agreement between the Borrower and CTSA, dated as of February 26, 2007, as the same may be amended, modified or supplemented from time to time with the prior written consent of the Agent.

Interest Period.  With respect to each LIBOR Rate Loan, a period of one, two or three months selected by the Borrower (commencing on the date of such borrowing and ending on the numerically corresponding day, or if there is no numerically corresponding day, on the last day).  No Interest Period may end beyond the Maturity Date of the applicable Note.  The term Interest Period with respect to each Base Rate Loan shall mean consecutive periods of one (1) day each.

Inventory.  As applied to any Person, all now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by such Person as lessor, goods that are furnished by such Person under a contract of service, and raw materials, work in process, or materials used or consumed in the business of such Person and as such term is defined in the UCC.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, membership interests or membership units, or Indebtedness of, or for loans, advances or capital contributions to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Lender.  Each of:  (i) TD Bank, (ii) each other Person party hereto in its capacity as a lender, (iii) each other Eligible Assignee that becomes a party hereto and (iv) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

Letter of Credit.  See Section 7.1.1.

Letter of Credit Application.  See Section 7.1.1.

Letter of Credit Sublimit.  An amount equal to $500,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Loan Commitment.

LIBO Rate or LIBOR.  The term “LIBO Rate” or “LIBOR” shall mean:  the greater of (x) with respect to each Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such Interest Period which appears on the Telerate Page 3750 as of 11:00 A.M. (London time) on the day that is two (2) Business Days prior to the beginning of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any date of determination, the LIBO Rate shall for such date will be the arithmetic mean of the rates quoted by major banks in London, selected by the Agent, (rounded upwards as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period, as of 11:00 A.M. (London time) on the day that is two (2) Business Days prior to the beginning of such Interest Period and (y) two percent (2%) per annum, provided, however, for purposes of a LIBOR Rate Loan associated with a Derivative Contract, the two percent (2%) referred to in (y) immediately preceding shall be disregarded.

LIBOR Rate Loan.  Any portion of the Loans bearing interest determined with reference to LIBOR.

Loan Documents.  This Credit Agreement, the Notes, the Guaranty, the Letters of Credit, the Foreign Exchange Contracts, the Derivative Contracts, the Letter of Credit Applications, and the Security Documents and each of the other documents, instruments and agreements executed in connection therewith in favor of the Agent and/or the Lenders, as each may be amended, modified or supplemented from time to time including, without limitation, in connection with the execution, delivery and implementation of this Credit Agreement.

Loans.  Collectively, the Revolving Credit Loans, the Term Loan and the Real Estate Loan.

London Banking Day.  Any day on which dealings in deposits in Dollars are transacted in the London interbank market.

Management Agreement.  A management agreement between Selway or an Affiliate thereof and the Holding Company in form and substance reasonably satisfactory to the Required Lenders, as may be amended, modified or supplemented from time to time in accordance with the terms of this Credit Agreement, which agreement and the Management Fees payable thereunder have been subordinated pursuant to the Management Fee Subordination Letter.

Management Fees.  All fees or other compensation to be paid to Selway pursuant to the Management Agreement.

Management Fee Subordination Letter.  The letter agreement among the Holding Company, Selway or such Affiliate and the Agent substantially in the form attached hereto as Exhibit F, or such other form as is reasonably satisfactory to the Required Lenders with respect to the payment of Management Fees.

Mandatory Prepayments.  See Section 5.3.

Material Adverse Effect.  A material adverse effect on:  (a) the business condition (financial or otherwise), operations, performance or properties, of the Holding Company, the Borrower and the Borrower’s Subsidiaries, taken as a whole, or the Collateral, (b) the rights and remedies of the Agent under any Loan Document, or (c) the ability of the Holding Company or any Subsidiary to perform its or their obligations under the Loan Documents.

Maximum Drawing Amount.  The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amounts may be reduced from time to time pursuant to the terms of the Letters of Credit.

Mortgage.  The mortgage dated the Original Closing Date between the Borrower and Agent, pursuant to which the Borrower grants a mortgage in all of the Borrower’s right, title and interest in that certain real estate more commonly known as 96 Windsor Street, West Springfield, Massachusetts, together with the improvements thereon.

Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Proceeds.  With respect to any proceeds of insurance or the sale, transfer or other disposition by any Person of any group of Capital Assets (other than Inventory in the ordinary course of business) means the amount of cash in Dollars received by such Person from such insurance proceeds or sale or other disposition after (i) provision for all income or other taxes of such Person measured by or resulting from the receipt of such insurance proceeds or as a result of such sale or other disposition, (ii) payment of all reasonable brokerage commissions, reasonable attorney fees and other reasonable fees and expenses related to such insurance proceeds, sale or other disposition including the tax benefit resulting from a loss on such sale or other disposition as and when such tax benefit is realized, (iii) deduction of such appropriate amount to be provided by such Person as a reserve, in accordance with GAAP, against any liabilities associated with such sale, transfer, or other disposition and retained by such Person after such sale or other disposition, (iv) transfer taxes, and (v) amounts payable to holders of Permitted Liens to obtain a release of the Lien on the asset sold.

Notes.  Collectively, the Revolving Credit Note, the Term Loan Note and the Real Estate Loan Note.

Notice of Borrowing.  A Notice of Revolving Credit Loan Borrowing or Notice of Term Loan Borrowing, as applicable.

Notice of Revolving Credit Loan Borrowing.  See Section 2.5(a).

Notice of Term Loan Borrowing.  See Section 4.3.

OFAC.  The U.S. Department of Treasury Office of Foreign Assets Control.

OFAC Lists.  Collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

Obligations.  All indebtedness, obligations and liabilities of the Holding Company, the Borrower and the Borrower’s Subsidiaries to the Lenders, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letters of Credit, Letter of Credit Applications, Foreign Exchange Contracts, the Derivative Contracts, or other instruments at any time evidencing any thereof.

Omniglow Litigation.  That certain litigation between the Borrower and Omniglow LLC, as more particularly described on Schedule 1.1 hereto, wherein Omniglow LLC was awarded $827,942.25 plus certain costs.

Omniglow Reserve.  An amount equal to $1,500,000; provided, however, that such amount shall be reduced on a dollar-for-dollar basis simultaneously with the making of any Revolving Credit Loans, the proceeds of which are used directly by Borrower to pay any judgment, settlement or award and other costs and expenses of the Omniglow Litigation, or any portion thereof, and such amount shall be reduced to $0 at such time as all judgments, settlements or awards and all other costs and expenses have been indefeasibly paid in full and all appeal periods have expired, all in the reasonable judgment of the Agent.

Operating Account.  A demand deposit account of the Borrower and its Subsidiaries maintained by the Borrower and its Subsidiaries at TD Bank and designated by the Borrower and its Subsidiaries as their primary operating account.

Original Closing Date.  December 19, 2008.

Original Credit Agreement.  See Background section hereto.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate.  The Perfection Questionnaire as defined in the Security Agreement.

Permitted Acquisitions.  Acquisitions of a business in the national security or homeland security industries approved by the Required Lenders in writing.

Permitted Acquisition Indebtedness.  Indebtedness incurred (other than hereunder) or assumed in connection with a Permitted Acquisition approved by the Required Lenders in writing and all of the documents, instruments or agreements evidencing or with respect to the payment of any Permitted Acquisition Indebtedness are subject to an Agent Approved Subordination Agreement; provided, that no Default or Event of Default has occurred and is continuing at the time such Permitted Acquisition Indebtedness is incurred or assumed.

Permitted Holdco Distributions.  See Section 11.4(vi)

Permitted Liens.  Liens, security interests and other encumbrances permitted by Section 11.2.

Person.  Any individual, corporation, partnership, trust, unincorporated association, business, limited liability company or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pledge Agreement.  The Pledge Agreement dated the Original Closing, between the Holding Company and the Agent, pursuant to which the Holding Company pledges to the Agent all of the Shares of the Borrower, in form and substance satisfactory to the Lenders, as may be amended, modified or supplemented from time to time.

Pro Rata Share.  (i) with respect to a Term Loan Lender’s right to receive payments of principal and interest with respect to Term Loan, the Term Loan Commitment Percentage of such Term Loan Lender, (ii) with respect to a Real Estate Loan Lender’s right to receive payments of principal and interest with respect to the Real Estate Loan, the Real Estate Loan Commitment Percentage of such Real Estate Loan Lender, and (iii) with respect to a Revolving Credit Lender’s right to receive payments of principal and interest with respect thereto, the right to receive the Commitment Fee and its obligation to make Revolving Credit Loans, the Revolving Credit Loan Commitment Percentage of such Revolving Credit Lender.

Purchase Agreement.  That certain Stock Purchase Agreement dated February 14, 2008, as amended, among the Holding Company, the Borrower, Cyalume Acquisition Corp. and GMS Acquisition Partners Holdings, LLC.

Real Estate.  All real property owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Real Estate Loan.  The commercial real estate mortgage term loan in the original aggregate amount of $2,500,000 made severally by the Real Estate Lenders to the Borrower on the Original Closing Date.

Real Estate Loan Commitment Percentage.  As to any Real Estate Loan Lender, the percentage set forth opposite such Real Estate Loan Lender’s name on the Commitment Annex under the column “Real Estate Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Real Estate Loan Lender shall be deemed to be zero).

Real Estate Loan Lenders.  All Lenders (i) committed to make, subject to the terms and conditions herein contained, Real Estate Loan advances hereunder or (ii) continue the Real Estate Loan.

Real Estate Loan Maturity Date.  December 19, 2013, unless sooner occurring following acceleration.

Real Estate Loan Note.  See Section 4.2(b).

Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

Reemployment Period.  See Section 6.11.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in Section 7.2.

Rental Obligations.  All present or future obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than:  (a) obligations that can be terminated by the giving of notice without liability to the Borrower or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, and (b) obligations in respect of Capitalized Leases.

Required Lenders.  Lenders holding an aggregate Pro Rata Share of the outstanding principal balance of the Loans in an amount equal to or in excess of 51% of the total outstanding principal balance of the Loans and if there is no outstanding principal balance of the Loans, Lenders having at least 51% of the Revolving Credit Loan Commitments.

Reserve Adjusted LIBOR.  As applied to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

RAL =	[LIBOR]
[1.00 – RP]

Where:

RAL  = Reserved Adjusted LIBOR

LIBOR  = as defined herein

RP  = Reserve Percentage

The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.  Reserve Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

Reserve Percentage.  As applied to any Interest Period, the rate (expressed as a decimal rounded upward to the nearest 1/32 of 1%) applicable to any Lender during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of such Lender with respect to “Eurocurrency Liabilities” as that term is defined under such regulations.

Restricted Payment.  As to the Borrower and its Subsidiaries, each of the following: (i) any Distribution, (ii) any loan, advance or other payment to the holders of any Shares of the Borrower (which payments shall not include salaries or reasonable compensation paid to any such holder other than to a Borrower Key Officer pursuant to such holder’s employment arrangement with the Borrower, such employment arrangement to be approved by the board of directors of the Borrower) or to any Affiliate of Borrower, or to any Guarantor, (iii) any payment of any compensation, management fee or expense, investment banking fee or similar amount to any Affiliate of the Borrower, (iv) any payment under the Purchase Agreement after the Closing Date, or (v) any payment to the holders of any Subordinated Debt except in accordance with the Agent Approved Subordination Agreement applicable thereto.

Revolving Credit Lender.  All Lenders committed to make, subject to the terms and conditions herein contained, Revolving Credit Loans hereunder.

Revolving Credit Loan(s).  Revolving credit loans made or to be made by the Revolving Credit Lenders to the Borrower pursuant to Article 2.

Revolving Credit Loan Commitment.  The Revolving Credit Lenders’ several commitments to make Revolving Credit Loans to the Borrower subject to the terms and conditions hereof, in the maximum outstanding principal amount of $5,000,000, subject to the limitations herein contained, as the same may be reduced from time to time, or if such commitment is terminated pursuant to the provisions hereof, zero.

Revolving Credit Loan Commitment Percentage.  As to any Revolving Credit Lender:  (i) on the Closing Date, the percentage set forth opposite such Lender’s name on Schedule 1 of the Commitment Annex under the column “Revolving Credit Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the Revolving Credit Loan Commitment Amount of such Revolving Credit Lender on such date divided by the Revolving Credit Loan Commitment on such date.

Revolving Credit Loan Maturity Date.  December 19, 2012, unless sooner occurring following acceleration.

Revolving Credit Note.  See Section 2.4.

Revolving Credit Note Record.  A Record with respect to a Revolving Credit Note.

SCP Holders.  Each of Winston J. Churchill, Yaron Eitan, Thomas J. Rebar and Wayne B. Weisman, as holders of the SCP Subordinated Notes, their successors, assigns, heirs, executors and administrators.

SCP Partners.  A general partnership consisting of, inter alia, Winston J. Churchill, Yaron Eitan, Thomas J. Rebar and Wayne B. Weisman.

SCP Subordinated Notes.  Those amended and restated unsecured subordinated promissory notes each dated as of the Closing Date, in the original principal amounts and held by the respective SCP Holder as follows:  $800,000 held by Winston J. Churchill, $100,000 held by Thomas J. Rebar and $100,000 held by Wayne B. Weisman, each in form and substance satisfactory to the Agent.

Selway.  Selway Management, Inc., a Delaware corporation which is an Affiliate of SCP Partners.

Security Agreement(s).  The Pledge and Security Agreement(s), dated the Original Closing Date, between the Borrower and each of its Subsidiaries and each Guarantor and the Agent, pursuant to which the Borrower and each of its Subsidiaries and each Guarantor grants a security interest in all of its tangible and intangible personal property, in form and substance satisfactory to the Lenders, as may be amended, modified or supplemented from time to time.

Security Documents.  The Security Agreements, the Collateral Assignment of Acquisition Documents, the Pledge Agreement, the Collateral Access Agreements, the Mortgage, the Collateral Assignment of Leases and all other security agreements between the Agent and any Subsidiary of the Holding Company and any Guarantor entered into on or after the Original Closing Date.

Seller.  GMS Acquisition Partners Holdings, LLC, a Delaware limited liability company.

Seller Notes.  Those certain subordinate promissory notes payable to a seller in a Permitted Acquisition executed in connection with a Permitted Acquisition, which are in form and substance satisfactory to the Agent, which are subject to and the holder of such notes shall have executed and delivered, an Agent Approved Subordination Agreement.

Senior Funded Debt.  Shall mean all of:

(i)        Indebtedness in respect of borrowed money other than the Subordinated Debt;

(ii)       Indebtedness in respect of Capitalized Lease Obligations;

(iii)      Indebtedness in respect of the deferred purchase price of assets (other than normal trade accounts payable in the ordinary cause of business);

(iv)      Indebtedness in respect of unfunded pension liabilities;

(v)       Any guaranties or any agreement having the economic affect of guarantying or otherwise acting as a surety for any of the foregoing (i) through (iv) in any manner, whether directly or indirectly, and including, without limitation, any obligation (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor to pay such primary obligation;

(vi)      For purposes of calculating the financial covenants in Article 12, Indebtedness in the amount of the aggregate Derivative Termination Value of all Derivative Contracts under which the Agent is not the counterparty; and

(vii)     Indebtedness (other than the Loans) incurred at the time of, or within 20 days after, the acquisition of fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

Senior Leverage Ratio.  As of any date of determination, the ratio of:  (i) Senior Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of any date of determination to (ii) Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of the four (4) consecutive quarters then ended.

Services Agreement.  That certain Services Agreement between the Borrower and CTSA, dated as of January 1, 2007, as the same may be amended, modified or supplemented from time to time with the prior written approval of the Agent.

Settlement Date.  See Section 2.6.

Shares.  With respect to the Borrower, the Holding Company or any other Person, any and all shares of capital stock or other shares, interests, participations or other equivalents (however designated of any class) in the capital of or other ownership interests therein.

Subordinated Debt.  The Indebtedness of the Borrower that is expressly subordinated and made junior to the payment and performance in full of all of the Obligations, and is either (w) evidenced by any Seller Notes, (x) Permitted Acquisition Indebtedness or any other indebtedness approved by the Agent and the Lenders in their sole and absolute discretion subordinated to the obligations pursuant to an Agent Approved Subordination Agreement, (y) is evidenced by the SCP Subordinated Notes or (z) evidenced by the Granite Subordinated Notes or contained in the Granite Subordinated Debt Documents.

Subordinated Debt Documents.  Collectively: any Seller Notes, the Granite Subordinated Notes, any notes evidencing any other Subordinated Debt, the Granite Subordinated Debt Documents and the Agent Approved Subordination Agreements relating thereto.

Subsidiary.  Any corporation, limited liability company, association, trust or other business entity of which the Holding Company shall at any time own directly or indirectly through a subsidiary or subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

TD Bank.  TD Bank, N.A., a national banking association organized under the laws of the United States in its capacity as a Lender hereunder.

Telerate Page 3750.  The display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar Deposits).

Term Loan.  The term loan with an outstanding principal amount on the Closing Date in an amount equal to the aggregate principal amount of $19,635,000 (without giving effect to any payments to be made on the Closing Date), which term loan was made severally by the Term Loan Lenders to the Borrower on the Original Closing Date.

Term Loan Commitment Percentage.  As to any Term Loan Lender, the percentage set forth opposite such Term Loan Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Term Loan Lender shall be deemed to be zero).

Term Loan Lenders.  All Lenders (i) committed to make, subject to the terms and conditions herein contained, Term Loan advances hereunder or (ii) continue the Term Loan.

Term Loan Maturity Date.  December 19, 2013, unless sooner occurring following acceleration.

Term Loan Note.  See Section 4.2(a).

Total Debt Service.  For any applicable period, the sum of (i) Consolidated Total Interest Expense plus (ii) all scheduled installments of principal or other like sums payable during such period by the Borrower and its Subsidiaries in respect of Indebtedness.

Total Debt Service Coverage Ratio.  As of any date of determination, the ratio of:  (i) EBITDA for the period of the two (2) fiscal quarters then ending (including deductions for any Restricted Payments during such period) to (ii) Consolidated Total Debt Service for such period.

Total Funded Debt.  Shall mean:

(i)        all Senior Funded Debt;

(ii)       all Subordinated Debt; and

(iii)      (without duplication) any guaranties or any agreement having the economic affect of guarantying or otherwise acting as a surety for any of the foregoing (i) and (ii) in any manner, whether directly or indirectly, and including, without limitation, any obligation (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor to pay such primary obligation.

Total Leverage Ratio.  As at any date of determination, the ratio of (a) Total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis to (b) Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the period of the four (4) consecutive quarters then ended.

Uniform Commercial Code.  The Uniform Commercial Code as in effect on the date hereof in the Commonwealth of Massachusetts at Massachusetts General Laws Chapter 106 §1-101 et. seq., as may be amended from time to time.

Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by TD Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the TD Bank on the date specified in, and in accordance with, §7.2.

Voting Stock.  Shares or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Wholly Owned Subsidiary.  With respect to any Subsidiary, one hundred percent (100%) of the Shares of such Subsidiary are owned directly by the Holding Company.

Section 1.2      Rules of Interpretation.

(a)     A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)     The singular includes the plural and the plural includes the singular.

(c)     A reference to any law includes any amendment or modification to such law.

(d)     A reference to any Person includes its permitted successors and permitted assigns.

(e)     Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)     The words “include”, “includes” and “including” are not limiting.

(g)     All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)     Reference to a particular “Section” refers to that section of this Credit Agreement unless otherwise indicated.

(i)     The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)     Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)    This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)     This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Lenders and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Lenders merely on account of the Agent’s involvement in the preparation of such documents.

(m)    Reference to a “schedule” in Article 9 hereof shall be deemed to include updates of such schedule or the information disclosed thereon which update may be provided in writing from the Borrower to the Agent in accordance with Article 22 hereof.

(n)     Reference to a statute or regulation in this Credit Agreement shall mean such statute or regulation and any statute or regulation which is enacted in replacement or substitution thereof or as a successor thereto.

ARTICLE 2.  THE REVOLVING CREDIT FACILITY.

Section 2.1    Commitment to Lend.  Subject to the terms and conditions set forth in this Credit Agreement, each Revolving Credit Lender severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.5, (each a “Revolving Loan” and collectively “Revolving Credit Loans”) such sums equal to such Revolving Credit Lender’s Revolving Credit Loan Commitment Percentage requested by Borrower hereunder; provided, that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Foreign Exchange Reserve plus the Omniglow Reserve plus the Maximum Drawing Amount and Unpaid Reimbursement Obligations, shall not at any time exceed the lesser of (a) the Revolving Credit Loan Commitment and (b) the Borrowing Base.  Each request for a Revolving Credit Loan or the entering into a Foreign Exchange Contract or the submission of an application for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Article 13, in the case of entering into this Credit Agreement on the Closing Date, and Article 14, in the case of all others have been satisfied on the date of such request.

Section 2.2    Revolving Loan Commitment Fee.  The Borrower shall pay to the Agent for the benefit of all Revolving Credit Lenders, in accordance with their respective Pro Rata Share of the Revolving Credit Loan Commitment, a commitment fee (the “Commitment Fee”) in the amount calculated by multiplying:  (i) one half of one percent (0.50%) per annum and (ii) the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Revolving Credit Loan Commitment exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter or portion thereof.  The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter or portion thereof for the immediately preceding calendar quarter such payment commencing on September 30, 2010, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Revolving Credit Loan Commitment shall terminate.

Section 2.3     Reduction of Revolving Credit Loan Commitment.  Subject to the payment of any fees, indemnities, costs and expenses for prepaying any LIBOR Rate Loans as required hereunder, the Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $100,000 or an integral multiple thereof or terminate entirely the Revolving Credit Loan Commitment, whereupon the Revolving Credit Loan Commitment shall be reduced pro rata in accordance with the Revolving Credit Commitments of the Revolving Credit Lenders by the amount specified in such notice or, as the case may be, terminated; provided, that the Borrower shall not reduce the Revolving Credit Loan Commitment more than twice prior to the Revolving Credit Maturity Date and provided, further, that the Revolving Credit Loan Commitment shall not be reduced to an amount less than the Foreign Exchange Reserve.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the benefit of the Revolving Credit Lenders the full amount of any commitment fee then accrued on the amount of such reduction.  No reduction or termination of the Revolving Credit Loan Commitment may be reinstated.

Section 2.4     The Revolving Credit Note.  The Revolving Credit Loans made by each Revolving Credit Lender shall be evidenced by a promissory note of the Borrower in favor of such Revolving Credit Lenders in substantially the form of Exhibit A-1 hereto (the “Revolving Credit Note”), in the amount of such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Loan Commitment dated as of the Original Closing Date.  The Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount of their Pro Rata Share of the Revolving Credit Loan Commitment.  The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal, an appropriate notation on each Lender’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Revolving Credit Loans set forth on each Revolving Credit Lender’s Revolving Credit Note Record or other records of each Revolving Credit Lender shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on such Revolving Credit Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of, or interest on, any Revolving Credit Note when due.

Section 2.5     Requests for Revolving Loans; Continuation and Conversion.

(a)     Whenever the Borrower desires to obtain or to continue a Revolving Credit Loan hereunder or convert an outstanding Revolving Credit Loan into a Revolving Credit Loan of another type, the Borrower shall notify (“Notice of Revolving Credit Loan Borrowing) in the form annexed hereto as Exhibit B as of the date of the Notice of Revolving Credit Loan Borrowing, the Agent by written notice (which notice shall be irrevocable and may be provided by telecopy) received no later than 1:00 p.m. Boston time on the Business Day on which the requested Revolving Credit Loan is to be made or continued as or converted to a Base Rate Loan and in the case of a LIBOR Rate Loan received no later than 11:00 p.m. Boston time on the date two (2) Business Days before the day on which the requested Revolving Credit Loan is to be made or continued as or converted to a LIBOR Rate Loan.  For purposes of the Notice of Revolving Credit Loan Borrowing for a LIBOR Rate Loan, such notice must specify:  the minimum of the outstanding principal the Borrower wishes the LIBOR Rate to apply to, provided such borrowing shall be in the minimum amount of $500,000 and in integrals of $125,000 above such amount.  All LIBOR Rate Loans hereunder shall be limited to not more than four (4) different maturities at any time.  If the Agent does not receive a Notice of Revolving Credit Loan Borrowing containing an Interest Period for a LIBOR Rate Loan within the applicable time limits set forth herein, or if when a Notice of Revolving Credit Loan Borrowing must be given, a Default exists or an Event of Default has occurred and is continuing, the Borrower shall be deemed to have elected to borrow or to convert such Revolving Credit Loan, in whole, into a Base Rate Loan on the last day of the then current Interest Period.  Each Notice of Revolving Credit Loan Borrowing shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the applicable Drawdown Date.  Each Revolving Credit Loan will be made at the Agent’s Head Office by depositing the amount thereof into the Operating Account.

(b)     Promptly after receipt of a Notice of Revolving Credit Loan Borrowing, the Agent shall notify each Revolving Credit Lender by telephone, telex or telecopy of the proposed borrowing.  Each Revolving Credit Lender agrees that after its receipt of notification from the Agent of the Agent’s receipt of a Notice of Revolving Credit Loan Borrowing, such Revolving Credit Lender shall send its Pro Rata Share (or such portion thereof as may be necessary to provide the Agent with such Pro Rata Share in Dollars and in immediately available funds, without consideration or use of any contra accounts of any Revolving Credit Lender) of the requested Revolving Credit Loan by wire transfer to the Agent so that the Agent receives such Pro Rata Share in Dollars and in immediately available funds not later than 12:00 p.m. (Boston, Massachusetts time) on the Business Day for such Revolving Credit Loan set forth in the Notice of Revolving Credit Loan Borrowing.  The Agent shall advance funds to the Borrower’s by depositing such funds in the Operating Account upon the Agent’s receipt of such Pro Rata Shares in the amount of the Pro Rata Shares of such Revolving Credit Loan in the Agent’s possession.  Unless the Agent shall have been notified by any Revolving Credit Lender (which notice may be telephonic if confirmed promptly in writing) in respect of any Revolving Credit Loan which such Revolving Credit Lender is obligated to make under this Credit Agreement, that such Revolving Credit Lender does not intend to make available to the Agent such Revolving Credit Lender’s Pro Rata Share of such Revolving Credit Loan on such date, the Agent may assume that such Revolving Credit Lender has made such amount available to the Agent on such date and the Agent, in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such date.  If such corresponding amount is not in fact made available to the Agent by such Revolving Credit Lender, the Agent shall be entitled to recover such corresponding amount from such Revolving Credit Lender promptly upon demand by the Agent together with interest thereon, for each day from such date until the date such amount is paid to the Agent, at the Defaulting Lender Rate.  If such Revolving Credit Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Agent.  Nothing contained in this Section 2.5(b) shall be deemed to relieve any Revolving Credit Lender from its obligation to fulfill its obligations hereunder or to prejudice any rights which the Borrower may have against any Revolving Credit Lender as a result of any default by such Revolving Credit Lender hereunder.

(c)           Within ten (10) days after any Revolving Credit Lender notifies the Agent that such Revolving Credit Lender does not intend to make available such Revolving Credit Lender’s Pro Rata Share (which notice Agent shall promptly (but in no event more than one (1) day after receipt) provide to the Borrower), the Borrower may, at its option, so long as no Default or no Event of Default has occurred and is continuing, notify such Defaulting Lender and Agent of its intention to obtain, at Defaulting Lender’s expense, a replacement lender (“Replacement Lender”) for such Revolving Credit Lender, which Replacement Lender must be reasonably satisfactory to the Agent.  In the event the Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, Defaulting Lender shall sell, at par, Defaulting Lender’s interest in the Revolving Credit Loans, the Obligations related thereto and its rights hereunder as a Revolving Credit Lender arising from and after the date of such sale (but not its rights and liabilities in respect thereof or under this Credit Agreement and the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the date of such sale) shall terminate on the date of such sale, and Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.  Upon any such sale and payment, such replaced Defaulting Lender shall no longer constitute a “Lender” for purposes hereof (except to the extent that such Lender is also a Term Loan  Lender or a Real Estate Loan Lender), other than with respect to such rights and obligations that survive termination as set forth herein.  Without in any manner limiting the remedies of Lenders, the obligations of a Defaulting Lender to sell and assign its Pro Rata Share under this Section 2.5(c) shall be specifically enforceable by the Borrower, Agent and/or the other Lenders, by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loans and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.

Section 2.6           Payment and Sharing of Payment.

(a)           On a Business Day of each week as selected from time to time by the Agent, or more frequently (including daily), if the Agent so elects (each such day being a “Settlement Date”), the Agent will advise each Revolving Credit Lender by telephone, facsimile or e-mail of the amount of each such Revolving Credit Lender’s Pro Rata Share of the Revolving Credit Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Revolving Credit Lender’s actual Pro Rata Share of the Revolving Credit Loan balance to such Revolving Credit Lender’s required Pro Rata Share of the Revolving Credit Loan balance as of any Settlement Date, the party from which such payment is due shall pay the Agent, without setoff or discount, not later than noon (Boston time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the Defaulting Lender Rate, until paid.

(b)           On each Settlement Date, the Agent shall advise each Revolving Credit Lender by telephone, facsimile or e-mail of the amount of such Revolving Credit Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Revolving Credit Lenders with respect to each applicable Revolving Credit Loan, to the extent of such Revolving Credit Lender’s credit exposure with respect thereto, and shall make payment to such Revolving Credit Lender not later than noon (Boston time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Credit Lender to the Agent, as the same may be modified from time to time by written notice to the Agent; provided, that, in the case such Revolving Credit Lender is a Defaulting Lender, the Agent shall be entitled to set off the funding short-fall against that Defaulting Lender’s respective share of all payments received from the Borrower.

(c)           The provisions of this Section 2.6 shall be deemed to be binding upon the Agent and the Revolving Credit Lenders notwithstanding the occurrence of any Default or Event of Default, or any Insolvency Proceeding pertaining to Borrower or any of its Subsidiaries.

Section 2.7          Change in Borrowing Base.  The Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to Section 10.4(h) by the Agent by reference to the Borrowing Base Report delivered to the Agent pursuant to Section 10.4(h).  The Agent shall give written notice to the Borrower of any change in the Borrowing Base as determined by the Required Lenders.  In the case of a reduction in the lending formula with respect to Eligible Accounts Receivable or Eligible Raw Material and Finished Goods Inventory, such notice shall be effective two (2) days after its receipt by the Borrower, and in the case of any change in the general criteria for Eligible Accounts Receivable or Eligible Raw Material and Finished Goods Inventory, such notice shall be effective upon its receipt by the Borrower.  Prior to the time that such notice becomes effective, the Borrowing Base shall be computed as it would have been computed in the absence of such notice.

ARTICLE 3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

Section 3.1          Maturity.  The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

Section 3.2           Mandatory Repayments of Revolving Credit Loans.  If at any time, the sum of the outstanding amount of the Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the Foreign Exchange Reserve exceeds the lesser of (i) the Revolving Credit Loan Commitment and (ii) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Agent for application:  first, to any Unpaid Reimbursement Obligations, second to the Revolving Credit Loans for the accounts of the Revolving Credit Lenders for application to their Pro Rata Share; and third, to provide TD Bank cash collateral for Reimbursement Obligations as contemplated by Section 7.2(b) and (c).  Notwithstanding the foregoing, in the event that the sum of the outstanding amount of the Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the Foreign Exchange Reserve exceeds the lesser of (i) the Revolving Credit Loan Commitment and (ii) the Borrowing Base as a result of a change in the Borrowing Base pursuant to Section 2.7 hereof, the Borrower shall not be required to make such mandatory repayment until the date that any Borrowing Base Report immediately following the date of such change in the Borrowing Base is required to be delivered.

Section 3.3           Optional Repayments of Revolving Credit Loans.  The Borrower may, at any time or from time to time, prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium.  The Borrower shall give the Agent, no later than 11:00 a.m. (Boston time) at least one (1) Business Day’s prior written notice, by facsimile or otherwise (confirmed in writing), of any proposed prepayment pursuant to this Section 3.3 of any Revolving Credit Loans specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid.  Partial prepayments of the Revolving Credit Loans shall be in an integral multiple of $50,000 or any multiple of $10,000 in excess thereof.

ARTICLE 4.  TERM LOAN AND REAL ESTATE LOAN.

Section 4.1            Term Loan; Real Estate Loan.

(a)           The Term Loan and the Real Estate Loan were made pursuant to the Original Credit Agreement on the Original Closing Date and may not be reborrowed.

Section 4.2            The Term Notes.

(a)           The Term Loan made by each Term Loan Lender is evidenced by an amended and restated  promissory note of the Borrower in favor of such Term Loan Lender, in substantially the form of Exhibit A-2 hereto (the “Term Loan Note”) in the amount of such Term Loan Lender’s Term Loan Commitment Percentage dated as of the Closing Date.

(b)           The Real Estate Loan made by each Real Estate Loan Lender shall be evidenced by a promissory note of the Borrower in favor of such Real Estate Loan Lender, in substantially the form of Exhibit A-3 hereto (the “Real Estate Loan Note”) in the amount of such Real Estate Loan Lender’s Real Estate Loan Commitment Percentage dated as of the Original Closing Date.

Section 4.3           Term Loan and Real Estate Loan Continuation.  Whenever the Borrower desires to continue a Term Loan or Real Estate Loan hereunder, the Borrower shall notify (“Notice of Term Loan Borrowing) in the form annexed hereto as Exhibit C as of the date of the Notice of Term Loan Borrowing, the Agent by written notice (which notice shall be irrevocable and may be provided by telecopy) received no later than 11:00 p.m. Boston time on the date two (2) Business Days before the day on which the requested Term Loan and/or Real Estate Loan is to be continued.  For purposes of the Notice of Term Loan Borrowing for a LIBOR Rate Loan, such notice must specify:  the minimum of the outstanding principal the Borrower wishes the LIBOR Rate to apply to, provided such borrowing shall be in the minimum amount of $500,000 and in integrals of $125,000 above such amount.  All LIBOR Rate Loans hereunder shall be limited to not more than five (5) different maturities at any time.  If the Agent does not receive a Notice of Term Loan Borrowing containing an Interest Period for a LIBOR Rate Loan within the applicable time limits set forth herein, or if when a Notice of Term Loan Borrowing must be given, a Default exists or an Event of Default has occurred and is continuing, the Borrower shall be deemed to continue such Term Loan and/or Real Estate Loan, in whole with the same Interest Period, on the last day of the then current Interest Period.

ARTICLE 5.  REPAYMENT OF TERM LOAN AND REAL ESTATE LOAN.

Section 5.1            Scheduled Principal Amortization.

(a)           Term Loan Note.  The Borrower promises to make, in addition to interest thereon, principal payments to the Term Loan Lenders, monthly in the amount of $148,000 commencing with the payment on February 1, 2011 and on the last day of each month thereafter through and including the Term Loan Maturity Date when all remaining outstanding principal shall be due and payable.

(b)           Real Estate Loan Note.  The Borrower promises to make, in addition to interest thereon, principal payments to the Real Estate Loan Lenders monthly commencing with the payment on February 1, 2009 and on the first day of each month thereafter through and including the Real Estate Loan Maturity Date, in equal principal amounts of $10,416.67 with all remaining outstanding principal thereunder due and payable on the Real Estate Loan Maturity Date.

Section 5.2          Optional Prepayments.  The Borrower may, at any time or from time to time, subject to also making the payments required under this Section 5.2, upon not less than three (3) Business Days irrevocable written notice to the Agent in respect of LIBOR Rate Loans, prepay the Term Loan or the Real Estate Loan in whole or in part, in the minimum amount of $100,000 (or the remainder if less), and all other charges provided in this Section 5.2.  Such notice of prepayment shall specify the date and amount of such prepayment and the portion of the Term Loan being prepaid.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, together, with accrued interest to each such date on the amount prepaid and, in the case of LIBOR Rate Loans any amounts required to be paid under Article 6 hereof for prepayment of any LIBOR Rate Loans other than on the last day of an Interest Period.  Optional prepayments of the Term Loan shall be applied to principal payment installments in their inverse order of maturity.

Section 5.3           Mandatory Prepayments.

The Borrower shall be required to make prepayments of the Term Loan and the Real Estate Loan as set forth below (each a “Mandatory Prepayment”), such payments being due and payable on the date on which any amount described below is received by the Borrower or the Borrower is entitled to receive cash payments therefor to be applied first to the repayment of the Term Loan and when the Term Loan has been repaid in full then to the repayment of the Real Estate Loan:

(a)           an amount equal to 100% of the Net Proceeds received by the Borrower or any of its Subsidiaries from the sale or other disposition of any of its Capital Assets, except for (i) sales of inventory in the ordinary course of business or (ii) sales of any assets no longer used or useful in the conduct of such business, provided, with respect to clause (ii) immediately preceding, that no Default or Event of Default then exists or would exist after giving effect to such use of Net Proceeds, the value of such assets does not exceed $500,000 in any fiscal year, the Borrower or such Subsidiary uses the cash proceeds of any such sale to purchase replacement or other equipment within 120 days of such sale, and such sales are at fair market value;

(b)           subject to Section 11.1, an amount equal to 100% of the proceeds received by the Guarantor or any of its Subsidiaries (i) from the incurrence of any Indebtedness for borrowed money other than borrowings permitted hereunder and (ii) from the issuance of any Shares of the Guarantor or any of its Subsidiaries (referred to herein, collectively, as “New Equity”), in each case, excluding reasonable fees and expenses incurred by such Person relating to the incurrence of such Indebtedness or issuance of such Shares;

(c)           an amount equal to 100% of the Net Proceeds received by the Borrower or any of its Subsidiaries as insurance proceeds or condemnation awards, other than insurance proceeds or condemnation awards not in excess of an aggregate amount of $500,000 in respect of loss or damage to equipment, Inventory, fixed assets or real property to the extent such cash proceeds are applied to replace or repair the equipment, Inventory, fixed assets or real property in respect of which such proceeds were received, so long as such application is made within one hundred and twenty (120) days after the occurrence of such loss, damage, or condemnation;

(d)           subject to the requirement to turn over certain proceeds described in Section 11.4(v), an amount equal to 100% of all Extraordinary Receipts received by the Holding Company or any of its Subsidiaries; and

(e)           commencing with a payment on June 1, 2012 and on each June 1 of each year thereafter, an amount equal to 60% of Excess Cash Flow for the immediately preceding fiscal year of the Borrower, for application to the prepayment of the Term Loan and thereafter to the Real Estate Loan as provided above.  The payment of such Excess Cash Flow shall be in addition to, and not in lieu of, any monthly amortization payment required hereunder.

(f)           the proceeds derived under (a) – (d) above shall be applied first, to the extent possible, to prepay any Base Rate Loans and then to prepay LIBOR Rate Loans (provided, that upon Borrower’s written request, so long as no Default or no Event of Default has occurred and is continuing, the Agent shall use commercially reasonable efforts to hold such proceeds as cash collateral, so long as such proceeds are in a segregated account to which the Borrower and its Subsidiaries have no access or withdrawal rights, to be used to prepay LIBOR Rate Loans to minimize breakage costs).

Section 5.4           Term Loan and Real Estate Loan Payments Settlement.

(a)           Payments of principal, interest and fees in respect of the Term Loan and the Real Estate Loan will be settled on the date of receipt if received by Agent on the first Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the first Business Day of a month.

(b)           Any amounts required to be paid under Section 5.3 shall be applied to the prepayment of the Term Loan pro rata in accordance with each Term Loan Lender’s Pro Rata Share of the Term Loan and if the Term Loan shall have been repaid pro rata in accordance with each Real Estate Loan Lender’s Pro Rata Share of the Real Estate Loan and if the Real Estate Loan shall have been repaid, then such payments shall be applied pro rata in accordance with each Lender’s Pro Rata Share of the Revolving Credit Loan Commitment.

Section 5.5          Late Fee.  The Borrower will pay on demand a late charge for payments of interest and principal which are not made when due and payable assessed at five percent (5%) of the overdue payment.  Such late charge payments are made for the purpose of compensating the Lenders for their administrative costs and expenses in handling late payments, losses in connection therewith and increased risk.  If Lender elects to charge such late fee, then the outstanding Loans shall not accrue interest at the Default Rate.

ARTICLE 6.  CERTAIN GENERAL PROVISIONS.

Section 6.1          Amendment Fee.  The Borrower will pay to the Agent for the benefit of the Lenders on the Closing Date an amendment fee (the “Amendment Fee”) in the amount of Fifty Thousand Dollars ($50,000).  The Amendment Fee shall be deemed fully earned on the Closing Date and shall not be subject to rebate or return, in whole or in part under any circumstances.

Section 6.2          Interest on Loans.

(a)          Unless an Event of Default shall have occurred and the Default Rate applies, the outstanding principal of the Term Loan and the Real Estate Loan shall bear interest at (x) the Reserve Adjusted LIBOR plus the Applicable Margin for the LIBOR Rate Loans or the Base Rate plus the Applicable Margin for the Base Rate Loans.

(b)          Unless an Event of Default shall have occurred and the Default Rate applies, the outstanding principal of the Revolving Credit Loans shall bear interest at a rate per annum selected by the Borrower equal to:

(i)           the Base Rate plus the Applicable Margin for the Base Rate Loans; or

(ii)          Reserve Adjusted LIBOR plus the Applicable Margin for the LIBOR Rate Loans.

(c)          The Borrower promises to pay interest on the outstanding amount of each Revolving Credit Loan, in arrears, on the first day of each calendar month commencing with the payment to be made on August 1, 2010 (subject to the Following Business Day Convention).

(d)          The Borrower promises to pay interest on the outstanding amount of each of the Term Loan and the Real Estate Loan, in arrears, on the first day of each calendar month commencing with the payment to be made on August 1, 2010 (subject to the Following Business Day Convention).

Section 6.3           Funds for Payments.

(a)          All payments of principal, interest, commitment fees, facility fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent at the Agent’s Head Office, in each case in immediately available funds.

(b)          All payments by the Borrower hereunder and under any of the other Loan Documents to or for the account of any Lender or the Agent hereunder or under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent for the benefit of the Lenders on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable each Lender to receive the same net amount which such Lender would have received on such due date had no such obligation been imposed upon the Borrower.

Section 6.4           Computations.  All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed for LIBOR Rate Loans.  Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall, except as otherwise provided in the case of a LIBOR Rate Loan, be extended to the next succeeding Business Day, and interest shall accrue during such extension.

Section 6.5           Additional Costs, Etc.  If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, the Revolving Credit Loan Commitment or the Loans, any Letters of Credit or any Foreign Exchange Contracts (other than taxes based upon or measured by the income or profits of a Lender or taxes in lieu thereof), or

(b)          materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Credit Agreement or the other Loan Documents, or

(c)          impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans, Letters of Credit or Foreign Exchange Contracts by, or commitments of an office of a Lender, or

(d)          impose on any Lender any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, the Revolving Credit Loan Commitment, or any class of loans or commitments of which any of the Loans or the Revolving Credit Loan Commitment forms a part;

and the result of any of the foregoing is:

(i)           to increase the cost to such Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Revolving Credit Loan Commitment issuing the Letter of Credit or enter into the Foreign Exchange Contract, or

(ii)          to reduce the amount of principal, interest or other amount payable to such Lender hereunder on account of the Revolving Credit Loan Commitment or any of the Loans, or

(iii)         to require such Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as will be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.  Such Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 6.6         Capital Adequacy.  If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or Governmental Authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender determines that the amount of capital required to be maintained by it is increased by or based upon the existence of such Loans made or deemed to be made pursuant hereto (or any issuance of any Letter of Credit or entering into any Foreign Exchange Contract), then such Lender may notify the Borrower of such fact, and the Borrower shall pay to such Lender from time to time on demand, as an additional fee payable hereunder, such amount as such Lender shall determine in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Lender in light of these circumstances for its increased costs of maintaining such capital.  Such Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

Section 6.7         Certificate.  A certificate setting forth any additional amounts payable pursuant to Sections 6.5 or 6.6 and a brief explanation of such amounts which are due, submitted by such Lender to the Borrower, shall be prima facie evidence that such amounts are due and owing.

Section 6.8         Interest Following Event of Default; Late Charge.  At the option of the Lenders, overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents and all amounts outstanding after the occurrence of any Event of Default which is continuing, shall bear interest payable on demand at a rate (“Default Rate”) per annum equal to two percent (2%) above the highest rate then otherwise applicable on the Loans until such amount shall be paid in full (after as well as before judgment) or the Borrower shall pay on demand therefor by the Agent, to the Agent for the benefit of the Lenders, a late fee of five percent (5%) of the amount which is overdue which late fee is not a penalty but is a liquidated damages payment to compensate the Lenders for such late payments.  The imposition of the Default Rate or the charge of such late fee shall not cure any Event of Default which was caused by the failure to make such timely payment.

Section 6.9          Inability to Determine LIBOR.  In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders.  In such event:  (a) any Notice of Borrowing with respect to LIBOR Rate Loans shall be automatically withdrawn and the LIBOR Rate Loan shall be converted into a Base Rate Loan, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period thereof, be converted into a Base Rate Loan, and (c) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

Section 6.10       Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s LIBOR Rate Loans then outstanding shall be converted automatically to a rate determined in the good faith of the Agent on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by the Agent or any Lender in making any conversion as such payments are described in accordance with this Section 6.10, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

Section 6.11       Indemnity.  If the Borrower shall at any time:  (a) repay or prepay any principal of any LIBOR Rate Loan on a date other than the last day of an Interest Period with respect thereto (whether a voluntary payment, a payment as a consequence of acceleration, or a mandatory repayment to reduce the principal outstanding or otherwise) or (b) for any reason fail to borrow or convert a LIBOR Rate Loan on the date specified therefor in any Notice of Borrowing delivered by the Borrower to the Agent pursuant to Section 2.5, or to continue or convert a loan pursuant to Section 4.3, the Borrower shall indemnify each Lender, on demand of the Agent, at any time and as often as the occasion therefor may arise, against all losses, costs or expenses which each Lender may at any time or from time to time occur as a consequence of such repayment, prepayment or failure to borrow.  The amount of such losses, costs or expenses shall be an amount equal to the remainder, if any, of:

(a)          the total amount of interest which would otherwise have accrued hereunder on the principal so paid, not borrowed or converted at a rate equal to the interest rate which otherwise would have been applicable to such principal during the period (the “Reemployment Period”);

(i)           in the case of any such repayment or prepayment, beginning on the date of such payment and ending on the last day of the applicable Interest Period of the amount so paid, or

(ii)          in the case of any such failure to borrow or convert, beginning on the date for the borrowing or conversion that shall have been requested in any notice of borrowing relating thereto and ending on the date that would have been the applicable last day of the Interest Period if such amount had been borrowed or converted;

minus    (b)          an amount equal to the aggregate interest to be earned by the Agent (or the applicable Lender) by reinvesting the amount prepaid, repaid or not borrowed or converted, or the Reemployment Period at the yield to maturity on a United States treasury security selected by the Agent (or the applicable Lender) equal in amount to the amount prepaid, repaid, or not borrowed or converted and having a maturity approximately equal to the Reemployment Period.

Section 6.12        Taxes.

(a)          Unless otherwise required by a taxing authority, all payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future excise, stamp, documentary or property taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by the Agent’s or any Lender’s net income or revenue by any jurisdiction under which the Agent or such Lender is organized or conducts business (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, then the Borrower will:  (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted; (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and (iii) pay to the Agent for the account of the Agent and the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent and each Lender will equal the full amount the Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense, other than as a result of delay by the Agent or a Lender) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is ninety (90) days prior to the date on which the Agent or such Lender first made demand therefor; provided, that the foregoing obligation to pay such additional amounts shall not apply:  (i) to any payment to a Lender that fails to comply with Section 6.12(c), or (ii) to any Taxes imposed by reason of the voluntary change by a Lender of the jurisdiction to which such Lender is subject from the United States to a jurisdiction outside the United States.

(b)          If Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for the account of the Agent and the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and each Lender for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

(c)          Each Lender, assignee and participant that is a U.S. person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent, and if applicable, the assigning Lender (or, in the case of a participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Credit Agreement (or, in the case of a participant, on or before the date on which such participant purchases the related participation), two duly completed and signed copies of Internal Revenue Service Form W-9.  Each Lender, assignee and participant that is not a U.S. person as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower and the Agent, and if applicable, the assigning Lender (or, in the case of a participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Credit Agreement (or, in the case of a participant, on or before the date on which such participant purchases the related participation) either:

(i)           two duly completed and signed copies of any of Internal Revenue Service Form W-8ECI, Form W-BEN (with respect to a complete exemption under any income tax treaty) or Form W-8IMY or successor and related applicable forms, as the case may be, certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement (or successor forms), or

(ii)           in the case of a Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (A) hereof, (x) a statement in form and content reasonably acceptable to Agent and Borrower to the effect that such Foreign Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code section 871(h) or 881(c) (a “Foreign Lender Complete Exemption Certificate”), and (y) two duly completed and signed copies of Internal Revenue Service Form W-8BEN or successor and related applicable form.

Further, each Foreign Lender agrees (i) to deliver to the Borrower and the Agent, and if applicable, the assigning Lender (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), two further duly completed and signed copies of the applicable Form W-8 or successor and related applicable forms or certificates, on or before the date that any such form or certificate, as the case may be, expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) or certificate(s) previously delivered by it to the Borrower (or, in the case of participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable U.S. laws and regulations, (ii) in the case of a Foreign Lender that delivers a Foreign Lender Complete Exemption Certificate, to deliver to the Borrower and the Agent, and if applicable, the assigning Lender, such statement on an annual basis on the anniversary of the date on which such Foreign Lender became a party to this Credit Agreement and to deliver promptly to the Borrower and the Agent, and if applicable, the assigning Lender, such additional statements and forms as shall be reasonably requested by the Borrower from time to time, and (iii) to notify promptly the Borrower and the Agent (or, in the case of Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or certificate previously delivered by it pursuant to this Section 6.12.  The Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 6.12 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.

Section 6.13       General Obligations.  All extensions of credit by any Lender to the Borrower under the Revolving Credit Note, the Term Loan Note or the Real Estate Loan Note and all other Obligations to the Agent and the Lenders under this Credit Agreement and any of the Loan Documents shall constitute one general obligation secured by the security interest in all of the Collateral and by all other security interests, liens, claims, and encumbrances heretofore, now, or at any time or times hereafter granted by the Borrower and its Subsidiaries to the Agent and the Lenders.  The Borrower agrees that all of the rights of the Agent and the Lenders set forth in this Credit Agreement shall apply to any modification of or supplement to this Credit Agreement, any supplements or exhibits hereto, and other agreements, unless otherwise agreed in writing.

Section 6.14       Replacement of Lender Due to Increased Costs.  Anything contained herein to the contrary notwithstanding, in the event that:  (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 6.5 or 6.10, the Borrower may, at its option, so long as no Default or no Event of Default has occurred and is continuing, notify such Increased Cost Lender and the Agent of its intention to obtain, at the Borrower’s expense, a replacement lender (“Increased Cost Replacement Lender”) for such Increased Cost Lender, which Increased Cost Replacement Lender must be reasonably satisfactory to the Agent.  In the event the Borrower obtains an Increased Cost Replacement Lender within ninety (90) days following notice of its intention to do so, Increased Cost Lender shall sell, at par, its interest in the Loans, the Obligations related thereto and its rights hereunder as a Lender arising from and after the date of such sale (but not its rights and liabilities in respect thereof or under this Credit Agreement and the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the date of such sale) shall terminate on the date of such sale, and Increased Cost Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.  Upon any such sale and payment, such replaced Increased Cost Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth herein.  Without in any manner limiting the remedies of the Lenders, the obligations of an Increased Cost Lender to sell and assign its Pro Rata Share under this Section 6.14 shall be specifically enforceable by the Borrower, by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loans and the other terms of the Loan Documents that an Increased Cost Lender may cause, damages and other remedies at law are not adequate.

ARTICLE 7.  LETTERS OF CREDIT SUBLIMIT; FOREIGN EXCHANGE SUBLIMIT.

Section 7.1          Letter of Credit Commitments.

Section 7.1.1    Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof, TD Bank, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by TD Bank; provided, however, that TD Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Credit Loans plus (ii) the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus (iii) the Foreign Exchange Reserve to exceed at any one time the lesser of (x) the Revolving Credit Loan Commitment minus the Foreign Exchange Reserve, and (y) the Borrowing Base.  In addition to the foregoing limitation, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed, in the aggregate, at any time, the Letter of Credit Sublimit.

Section 7.1.2    Letter of Credit Applications.  The issuance of a Letter of Credit shall be subject to the execution and delivery by the Borrower of a letter of credit application on TD Bank’s customary form (a “Letter of Credit Application”).  Each Letter of Credit Application shall be completed to the satisfaction of TD Bank.  In the event that any provisions of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

Section 7.1.3    Terms of Letters of Credit.  Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the beneficiary is located outside of the United States of America, forty-five (45) days) prior to the Revolving Credit Loan Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

Section 7.2          Reimbursement Obligation of the Borrower.  In order to induce TD Bank to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to TD Bank, with respect to each Letter of Credit issued, extended or renewed by TD Bank hereunder,

(a)           except as otherwise expressly provided in Sections 7.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by TD Bank, or TD Bank otherwise makes a payment with respect thereto, (i) the amount paid by TD Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by TD Bank in connection with any payment made by TD Bank under, or with respect to, such Letter of Credit; provided, however, that if TD Bank delivers notice pursuant to Section 7.3 requiring reimbursement later than 12:00 p.m. (Boston, Massachusetts time), payment shall not be required to be made until the succeeding Business Day;

(b)           upon the reduction (but not termination) of the Revolving Credit Loan Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by TD Bank as cash collateral for all Reimbursement Obligations; and

(c)           upon the termination of the Revolving Credit Loan Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Article 16, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to TD Bank at TD Bank’s Head Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this Section 7.2 at any time from the date such amounts become due and payable (whether as stated in this Section 7.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to TD Bank on demand at the Default Rate.

Section 7.3          Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, TD Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  The responsibility of TD Bank to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

Section 7.4          Obligations Absolute.  The Borrower’s obligations under this Section 7 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against TD Bank, or any beneficiary of a Letter of Credit.  The Borrower further agrees with TD Bank that TD Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 7.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  TD Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by TD Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of  TD Bank to the Borrower.

Section 7.5         Reliance by Issuer.  To the extent not inconsistent with Section 7.4, TD Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by TD Bank.

Section 7.6         Letter of Credit Fee.  The Borrower shall, on the date of issuance or any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by TD Bank, pay a fee (in each case, a “Letter of Credit Fee”) to TD Bank in respect of each Letter of Credit equal to three percent (3%) of the maximum face amount of such Letter of Credit.

Section 7.7          Foreign Exchange Facility.

Section 7.7.1    Until the Revolving Credit Loan Maturity Date, TD Bank at its discretion, may enter into foreign exchange contracts (collectively, “Foreign Exchange Contracts”) with the Borrower on a specified date (the “Settlement Date”).  The maximum amount of Foreign Exchange Contracts the Borrower may enter into will be Five Million U.S. Dollars (U.S. $5,000,000 provided that the Borrower will not exceed the Foreign Exchange Limit.

Section 7.7.2    TD Bank shall not be required to make any U.S. Dollar or foreign currency settlement payment to the Borrower until TD Bank receives evidence satisfactory to it that the Borrower has paid TD Bank at least two (2) banking days prior to the Settlement Date all of the Borrower’s U.S. Dollar and foreign currency settlement payments.  TD Bank shall not be liable for interest or other damages caused by any such failure to pay or deliver or any such delay in payment or delivery.

Section 7.7.3     The Borrower will pay TD Bank on demand TD Bank’s then standard Foreign Exchange Contract fees for each contract.

Section 7.7.4     Foreign Exchange Contracts will be in form and substance satisfactory to TD Bank.

Section 7.7.5     No Foreign Exchange Contracts will mature later than the Revolving Credit Loan Maturity Date.

Section 7.7.6     The Borrower understands the risks of, and is financially able to bear any losses resulting from, entering into Foreign Exchange Contracts.  TD Bank shall not be liable for any loss suffered by the Borrower as a result of the Borrower’s foreign exchange trading.  The Borrower will enter into each Foreign Exchange Contract in reliance only upon the Borrower’s own judgment.  The Borrower acknowledges that in entering into foreign exchange contracts with the Borrower, TD Bank is not acting as a fiduciary.  The Borrower understands that neither TD Bank nor the Borrower has any obligation to enter into any particular Foreign Exchange Contract with the other.

Section 7.7.7     The Borrower hereby requests TD Bank to rely upon and execute the Borrower’s telephonic instructions regarding Foreign Exchange Contracts, and the Borrower agrees that TD Bank shall incur no liability for its acts or omissions which result from interruption of communications, misunderstood communications or instructions from unauthorized persons, unless caused by the willful misconduct or gross negligence of TD Bank or its officers or employees.  The Borrower agrees to protect TD Bank and hold it harmless from any and all loss, damage, claim, expense (including the reasonable fees of outside counsel and the allocated costs of staff counsel) or inconvenience, however arising, which TD Bank suffers or incurs or might suffer or incur, based on or arising out of said acts or omissions other than those arising out of the gross negligence or willful misconduct of TD Bank.

Section 7.7.8     The Borrower agrees to promptly review all confirmations sent to the Borrower by TD Bank.  The Borrower understands that these confirmations are not legal contracts but only evidence of the valid and binding oral contract which the Borrower has already entered into with TD Bank.  The Borrower agrees to promptly execute and return to the Bank confirmations which accurately reflect the terms of a Foreign Exchange Contract, and immediately contact the Bank if the Borrower believes a confirmation is not accurate.  In the event of a conflict, inconsistency or ambiguity between the provisions of this Credit Agreement and the provisions of a confirmation, the provisions of this Credit Agreement will prevail.

Section 7.7.9     The Borrower agrees that TD Bank may electronically record all telephonic conversations with the Borrower relating to foreign exchange contracts and that such tape recordings may be submitted in evidence to any court or in any other proceedings relating to such contracts.  The Borrower agrees that in the event of a conflict, inconsistency or ambiguity between the terms of a foreign exchange contract as reflected in a tape recording and the terms stated on a confirmation, the terms reflected in the tape recording shall control.

Section 7.7.10   Any sum owed to TD Bank under a Foreign Exchange Contract may, at the option of the Bank, be added to the principal amount outstanding under this Credit Agreement.  The amount will bear interest and be due as described elsewhere in this Credit Agreement.  The Borrower hereby authorizes TD Bank to debit the Borrower’s account with TD Bank for payments due from the Borrower to TD Bank with respect to any Foreign Exchange Contract.  The Borrower acknowledges that any collateral pledged to secure the Borrower’s performance of its obligations under this Credit Agreement secures its obligations under Foreign Exchange Contracts with TD Bank.

Section 7.7.11    In addition to any other rights or remedies which TD Bank may have under this Credit Agreement or otherwise, upon the occurrence of an Event of Default, TD Bank may:

(i)           suspend performance of its obligations to the Borrower under any Foreign Exchange Contract;

(ii)          declare all Foreign Exchange Contracts, interest and any other amounts which are payable by the Borrower to TD Bank immediately due and payable; and

(iii)         without notice to the Borrower, close out any or all Foreign Exchange Contracts or positions of the Borrower with TD Bank.

TD Bank shall not be under any obligation to exercise any such rights or remedies or to exercise them at a time or in a manner beneficial to the Borrower.  The Borrower shall be liable for any amount owing to TD Bank after exercise of any such rights and remedies.

ARTICLE 8.  COLLATERAL SECURITY.

The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens and only to a 65% pledge of all of the equity interests in CTSA and any other Foreign Subsidiary now owned or hereafter formed or acquired) in favor of the Agent for the benefit of the Lenders, in all of the assets (including, without limitation, in all Real Property) of the Borrower and its Domestic Subsidiaries, whether now owned or hereafter formed or acquired pursuant to the terms of the Security Documents to which the Borrower and its Domestic Subsidiaries, are a party and, by a guaranty of the Holding Company and a pledge by the Holding Company of all of the Shares of the Borrower each in favor of the Agent for the benefit of the Lenders.

ARTICLE 9.  REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Credit Agreement and to make Loans, the Holding Company, the Borrower and each of the Borrower’s Subsidiaries a party hereto represents and warrants to the Agent and to each of the Lenders as follows:

Section 9.1           Corporate Authority.

(a)           The Holding Company, the Borrower and each of the Borrower’s Subsidiaries:  (i) is a company duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign company and is duly authorized to do business in each jurisdiction in which the nature of the business conducted therein or the property owned by it therein makes such qualification necessary except where a failure to be so qualified or in good standing would not have or could not reasonably be expected to have a Material Adverse Effect.

(b)           The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Holding Company or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby:  (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Holding Company or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Holding Company or any of its Subsidiaries except where such conflict, breach or contravention does not have, or could not reasonably be expected to have, a Material Adverse Effect and (iv) do not conflict with any provision of (A) the Charter Documents, (B) the Capitalization Documents or (C) any other instrument binding upon the Holding Company or any of its Subsidiaries except, in the case of this clause C only, where such conflicts could not reasonably be expected to have a Material Adverse Effect..

(c)           The execution and delivery of this Credit Agreement and the other Loan Documents to which the Holding Company or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights or by general equitable principles and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 9.2          Governmental Approvals.  The execution, delivery and performance by the Holding Company and any of its Subsidiaries of this Credit Agreement, the other Loan Documents or the Capitalization Documents to which the Holding Company or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained.

Section 9.3          Title to Properties; Leases.  Except as indicated on Schedule 9.3 hereto, the Holding Company and each of its Subsidiaries own all of the assets reflected in the balance sheet of the Holding Company and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date or disposed of in accordance with the terms and conditions of this Credit Agreement), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

Section 9.4            Financial Statements and Projections.

(a)           The Borrower has furnished to the Agent an audited balance sheet of the Holding Company and its Subsidiaries as at the Balance Sheet Date, and a statement of income of the Holding Company and its Subsidiaries, on a consolidated basis, for the fiscal year ended on December 31, 2009, and a related statement of cash flows as of such date as audited by its accountant, CCR LLP.  Such balance sheet, statement of income and statement of cash flows have been prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of the Holding Company and its Subsidiaries as at the close of business on the date thereof and the results of operations for the period then ended (subject to the lack of footnotes and year-end adjustments).  To the knowledge of the Borrower, there are no contingent liabilities of the Holding Company and its Subsidiaries as of such date involving material amounts, which were not disclosed in such balance sheet and the notes related thereto other than (a) liabilities incurred in the ordinary course of business since the Balance Sheet Date and (b) executory obligations under contracts which are not required to be disclosed in such financial statements in accordance with GAAP.  The Borrower has also furnished to the Agent an unaudited, balance sheet of the Borrower, as at April 30, 2010 and a statement of income of the Holding Company and its Subsidiaries on a consolidated basis, for the period and a related statement of cash flows as of such date, all prepared in good faith and such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Holding Company and its Subsidiaries as of such date and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and other than (a) liabilities incurred in the ordinary course of business since the Balance Sheet Date and (b) executory obligations under contracts which are not required to be disclosed in such financial statements in accordance with GAAP.  To the knowledge of the Borrower, except as fully reflected in such financial statements, there are no material liabilities or obligations with respect to the Holding Company or any of its Subsidiaries on a consolidated basis, of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

(b)           The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements through the Borrower’s fiscal year ending December 31, 2013, copies of which the Borrower has delivered to the Agent, disclose all material assumptions made with respect to general economic, financial and market conditions used in formulating such projections.  To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.  The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the results of operations and other information projected therein.  The projections delivered to Agent are not guarantees of performance and the failure to achieve any such projections shall not by itself constitute an Event of Default.

Section 9.5           No Material Changes, Etc.  Except as set forth on Schedule 9.5, since the Balance Sheet Date there has occurred no Material Adverse Effect (assuming the financial condition and business of the Borrower would have been the same as the Borrower at such time) from the financial condition shown on or reflected in the balance sheet of the Holding Company and its Subsidiaries on a consolidated basis, as at the Balance Sheet Date, or from the statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any Material Adverse Effect, the occurrence of which has not been waived in writing by the Required Lenders.  Since the Closing Date, neither the Borrower nor any of its Subsidiaries has made any Distribution other than a Distribution permitted pursuant to this Credit Agreement.

Section 9.6          Franchises, Patents, Copyrights, Etc.  The Borrower and its Subsidiaries owns or licenses all franchises, patents, copyrights, trademarks, trade names, licenses, rights under distribution agreements and permits, and rights in respect of the foregoing adequate for the conduct of its business substantially as conducted on the Closing Date.  All of such franchises, patents, copyrights, trademarks, tradenames, licenses, rights under distribution agreements or permits which are material are listed on Schedule 9.6, and to the knowledge of the Borrower and its Subsidiaries, the use thereof by the Borrower or any of its Subsidiaries does not conflict with or infringe upon the rights of others and all of any such licenses are in full force and effect.

Section 9.7          Litigation.  There are no actions, suits, proceedings or investigations of any kind pending or, to Borrower’s knowledge, threatened against the Holding Company or any of its Subsidiaries before any court, tribunal or administrative agency or board or other Governmental Authority that, if adversely determined, might reasonably be expected, either in any case or in the aggregate, to have a Material Adverse Effect, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.  Schedule 9.7 hereto, as the same may be updated pursuant to notices given under Section 10.5(d), lists all material actions, suits, proceedings, or investigations of any kind pending against the Holding Company or any of its Subsidiaries.

Section 9.8         No Materially Adverse Contracts, Etc.  Neither the Holding Company nor any of its Subsidiaries are subject to any Charter Document or other legal restrictions, or any judgment, decree, order, rule or regulation that has or is reasonably expected to have a Material Adverse Effect in the future.  Other than those contracts or agreements listed on Schedule 9.8, in the judgment of the Borrower, none of the Holding Company or any of its Subsidiaries is a party to any contract or agreement which, if terminated by a party thereto, would have or could reasonably be expected to have a Material Adverse Effect.

Section 9.9         Compliance with Other Instruments, Laws, Etc.  None of the Holding Company or any of its Subsidiaries is in violation of any provision of its or their Charter Documents, bylaws or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has, or could reasonably be expected to have, a Material Adverse Effect.  Schedule 9.9 accurately and completely lists each material agreement, contract and instrument and each material license, consent, permit and other federal, state or local authorization which are in effect in connection with the conduct of the business of Holding Company and its Subsidiaries on the date hereof.  Except as listed on Schedule 9.9, the Holding Company and its Subsidiaries, and to Borrower’s knowledge, all other parties to such material agreements, contracts or instruments are in material compliance with the terms thereof, and no default or event of default by any party thereto exists thereunder.  The Borrower and its Subsidiaries are in material compliance, with such governmental consents, permits and authorizations.  The Holding Company and each of its Subsidiaries have provided true, accurate and complete copies of each material agreement, contracts or instruments listed on Schedule 9.9 together with any and all amendments thereto in each case as in effect on the date hereof.

Section 9.10        Tax Status.  The Holding Company, the Borrower and each of the Borrower’s Subsidiaries:  (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject or any legal extensions therefor with the appropriate Governmental Authority, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, diligently and by appropriate proceedings, (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply in accordance with GAAP and (d) have no lien filed therefor on any assets of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Borrower’s Key Officers know of no basis for any such claim.

Section 9.11        No Event of Default.  No Default or Event of Default has occurred and is continuing.

Section 9.12       Holding Company and Investment Company Acts.  Neither the Holding Company nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliate company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

Section 9.13       Absence of Financing Statements, Etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries or any rights relating thereto.

Section 9.14       Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made or are being made and all other actions have been taken or are being taken that are necessary or advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral.  The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.

Section 9.15      Certain Transactions.  Except (a) as otherwise permitted under Section 11.11 and (b) the Management Agreement, none of the officers, directors, employees or Affiliates of the Holding Company or any of its Subsidiaries is presently a party to any transaction with the Holding Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any Affiliate or employee has a substantial interest or is an officer, director trustee or partner.  Except as set forth on Schedule 9.15, neither Borrower nor any Guarantor has indemnified any other Person under any contract, agreement or arrangement providing for the furnishing of services or goods to such Person by Borrower or such Guarantor.

Section 9.16         Employee Benefit Plans.

(a)           Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(b)           Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA).  The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

(c)           Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) or ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $100,000.

(d)           Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

Section 9.17        Regulations T, X and U.  No portion of any Loan is to be used and no portion of any Letter of Credit is to be obtained for the purpose of purchasing or carrying any “margin security” or “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System.

Section 9.18        Environmental Compliance.  Each of the Holding Company, the Borrower and the Borrower’s Subsidiaries has made reasonable inquiry into the past and present condition and usage of the Real Estate and the operations conducted thereon:

(a)           none of the Holding Company, the Borrower or the Borrower’s Subsidiaries or, to Borrower’s knowledge, any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have, or could reasonably be expected to have, a Material Adverse Effect;

(b)           neither the Holding Company, the Borrower nor any of the Borrower’s Subsidiaries has received written notice from any third party including, without limitation: any federal, state or local Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Holding Company, the Borrower or any of the Borrower’s Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)           (i) no portion of the Real Estate has been used by the Borrower for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws: and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower or any of its Subsidiaries or its operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws in all material respects; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Holding Company or its Subsidiaries by the Holding Company, the Borrower or any of its Subsidiaries or, any other Person, which releases could reasonably be expected to have a Material Adverse Effect; (iv) to the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate, and which could reasonably be expected to have a Material Adverse Effect; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have, to the Borrower’s knowledge, been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d)           neither the Borrower nor any of the Borrower’s Subsidiaries or any of the  Real Estate is subject to any applicable Environmental Law that at the time of making this representation requires them to perform Hazardous Substances site assessments, or to remove or remediate Hazardous Substances, or to give notice to any Governmental Authority or to record or deliver to other Persons any environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any mortgage or to the effectiveness of any other transactions contemplated hereby.

Section 9.19        Ownership; Subsidiaries, Etc.  On the Closing Date, the Holding Company has a Wholly Owned Subsidiary which is the Borrower and the Borrower has no Subsidiaries other than CTSA.  As of the Closing Date and as of the date of any Notice of Borrowing, the authorized, issued and outstanding Shares of the Borrower is as set forth on Schedule 9.19A which also lists the number of Shares or interests owned of record or beneficially by any Person on a fully diluted basis and the name of owners of more than five percent (5%) of the outstanding Shares and of the officers and directors thereof.  As of the Closing Date, the authorized, issued and outstanding shares of the Holding Company is as set forth on Schedule 9.19B which also lists the number of Shares or interests owned of record or beneficially by any Person that owns five percent (5%) or more of the Holding Company on a fully diluted basis and the name of such owner.  All of such outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and are free and clear of all liens.  Except as listed on Schedule 9.19A, the Borrower has not issued any securities convertible into, or options or warrants for, any common or preferred Shares and there are no agreements, voting trusts or understandings binding upon the Holding Company or Borrower or affecting in any manner, the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto.

Section 9.20        Bank Accounts.  Schedule 9.20, as updated in writing and delivered to the Agent from time to time in accordance with Article 22, sets forth the account numbers and location of all bank accounts of the Borrower and each of its Subsidiaries.

Section 9.21        Chief Executive Offices.  The Holding Company’s and the Borrower’s chief executive office is located at which location its books and records are kept.

Section 9.22        Fiscal Year.  The Holding Company and its Subsidiaries have a fiscal year which is the twelve (12) months ending on December 31 of each year.

Section 9.23        No Amendments to Certain Documents.  Except for amendments effectuated prior to or on the Closing Date, neither the Borrower nor the Holding Company has amended the Purchase Agreement, any Seller Note, the SCP Subordinated Notes, the Management Agreement or any of the Granite Subordinated Debt Documents.  Each of the representations and warranties made by the Holding Company and the Borrower in any of the Loan Documents or the Subordinated Debt Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on and as of the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date falling prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

Section 9.24      Disclosure.  No representation or warranty made by the Holding Company or any of its Subsidiaries in this Credit Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent or any of the Lenders by or on behalf of the Holding Company or any of its Subsidiaries in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.  There is no existing condition known to the Holding Company or any of its Subsidiaries which is reasonably likely in the future to cause a Material Adverse Effect.

Section 9.25         Intentionally Omitted.

Section 9.26       Insurance.  The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices, with the details of such coverage being more fully described on Schedule 9.26, as updated in writing and delivered to the Agent from time to time in accordance with Article 22.

Section 9.27        Foreign Assets Control Regulation, Etc.  Neither the making of the Loans nor the incurrence of the Indebtedness evidenced thereby nor the Holding Company’s nor any of its Subsidiaries use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or any Anti-Terrorism Laws.  Without limiting the foregoing, neither the Holding Company nor any of its Subsidiaries:  (a) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of Executive Order No. 13,244 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended, or (b) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Holding Company and its Subsidiaries are in compliance, in all material respects, with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.  No part of the proceeds from the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower and its Subsidiaries.

Section 9.28        Use of Proceeds.  The Borrower is using the proceeds of the Revolving Credit Loans as provided in Section 10.14.

Section 9.29        Licenses and Permits. The Borrower holds all licenses, permits, authorizations, certifications, accreditations, provider agreements and associated provider numbers (collectively, the “Licenses”) issued by a Governmental Authority or other organization which are material to the Borrower to operate its business, and which are capable of being issued at this time and each of the Licenses is listed on Schedule 9.29 attached hereto.  The Borrower is in material compliance with the Licenses, except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.  All Licenses which have been issued are in full force and effect.  The Borrower does not know of any threatened suspension, revocation or invalidation of any of the Licenses, or any basis therefore.

Section 9.30        Product Liability.  All of Borrower’s and Guarantors’ products are non-toxic and do not contain any Hazardous Substances.

Section 9.31        Government Contracts.

(a)          Schedule 9.31 lists all Government Contracts, and Schedule 9.31 lists all Government Bids.  “Government Contract” means any contract that:  (a) is between the Borrower or a Guarantor and a U.S. or other governmental entity, or is entered into by the Borrower as a subcontractor (at any tier) in connection with a contract between another entity and a U.S. or other governmental entity; and (b) for which final payment to the Borrower was not made prior to the Closing Date.  “Government Bid” means any offer to sell made by the Borrower prior to the Closing Date which, if accepted, would result in a Government Contract.

(b)          Except as set forth in Schedule 9.31, none of Borrower, any Guarantor nor any director, officer, agent, employee (whether full time or contract) or other Person acting on behalf of Borrower or any Guarantor has, in the course of its actions for, or on behalf of, Borrower or such Guarantor: (a) used or authorized the use of any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to commercial or political activity; (b) offered, made or authorized any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract); or (c) offered, made or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee (whether full time or contract).

(c)          With respect to each Government Contract or Government Bid to which Borrower or such Guarantor is a party:

(i)           Borrower and each Guarantor has complied with all terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(ii)         All representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were, to the knowledge of the Borrower, complete and correct in all material respects as of their effective date;

(iii)        Neither the United States Government nor any prime contractor, subcontractor or other Person has notified Borrower or any Guarantor, either in writing or, to the knowledge of Borrower or such Guarantor, verbally, that Borrower or such Guarantor has breached or violated any law, regulation, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid;

(iv)         No cure notice or show cause notice is currently in effect pertaining to such Government Contract, and such Government Contract was not terminated for default or convenience;

(v)           No material cost incurred by Borrower or any Guarantor pertaining to such Government Contract or Government Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by the United States Government, and no material amount due to Borrower or any Guarantor pertaining to such Government Contract or Government Bid has been withheld or set-off nor has any claim been made to withhold or set-off money;

(vi)         Neither Borrower or any Guarantor has received any written adverse or negative assessment of its performance under any Government Contract during the last three years;

(vii)        Borrower’s and each Guarantor’s cost accounting system complies with the Cost Accounting Standards (as defined in the Federal Acquisition Regulations, 48 C.F.R. Chapter 99) to the extent required by such Government Contract, and during the past three years, Borrower’s and each Guarantor’s bids or proposals for such Government Contract complied with the Truth in Negotiations Act;

(viii)      Borrower and each Guarantor is in compliance with, and maintains controls sufficient to monitor compliance with, all Qualified Products Lists and Qualified Manufacturer Lists applicable to the products and production facilities of Borrower or such Guarantor; and

(ix)         Borrower and each Guarantor is in compliance with, and maintains controls sufficient to monitor compliance with, the Buy American Act (as implemented in the Federal Acquisition Regulations, 48 C.F.R. Part 25), and any domestic preference applicable to such Government Contract, including without limitation, a preference for domestic specialty metals.

(d)          Except as set forth in Schedule 9.31:  (a) neither Borrower nor any Guarantor nor any of the Borrower’s or Guarantors’ employees is, or during the last three years has been, under administrative, civil or criminal investigation or audit (other than routine inquiries, audits and reconciliations) by the United States Government, or is the subject of any internal audit by Borrower or such Guarantor, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; (b) during the last three years, neither Borrower nor any Guarantor has conducted or initiated any material internal investigation or made a voluntary disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid and neither Borrower nor any Guarantor is currently subject to any Administrative Agreement relating to a Government Contract or Government Bid; (c) during the last three years, neither Borrower nor any Guarantor nor any of Borrower’s or such Guarantor’s employees has been suspended or debarred from doing business with the United States Government, has been proposed for suspension or debarment, or has been the subject of a finding of non-responsibility on a Government Bid; and (d) during the last three years, neither Borrower nor any Guarantor nor any of Borrower’s or such Guarantor’s employees has been named as a defendant in any proceeding brought under the False Claims Act.  To the knowledge of Borrower, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility on the part of Borrower or any Guarantor or any of Borrower’s or such Guarantor’s employees.

(e)          To the knowledge of the Borrower, except as set forth in Schedule 9.34, there exist: (a) no outstanding material claims against Borrower or any Guarantor either by the United States Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid; and (b) no material disputes between Borrower or any Guarantor and the United States Government under the Contract Disputes Act or between Borrower or any Guarantor and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f)           Except for the security interest granted to Agent and liens granted to secure the Subordinated Debt, neither Borrower nor any Guarantor has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contract, or any account receivable relating thereto.

Section 9.32        Export Licenses and Compliance.

(a)          Except as set forth in Schedule 9.32, Borrower and each Guarantor conducts, and has at all times during the past three years conducted, its export and reexport transactions in all material respects in accordance with all applicable U.S. export and reexport controls, including the United States Export Administration Act and Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations and all regulations promulgated and administered by the Treasury Department’s Office of Foreign Assets Control (collectively “U.S. Export Controls”).

(b)          Except as set forth in Schedule 9.32, neither Borrower nor any Guarantor has received any written notification or communication (or, to the knowledge of the Borrower, any oral notification or communication) from any Governmental Authority asserting that Borrower or any Guarantor is not in compliance, in any material respect, with any U.S. Export Controls.

(c)           Except as set forth in Schedule 9.32, Borrower and each Guarantor has or has applied for all permits, registrations, licenses, certifications and other approvals (collectively, the “Permits”) from Governmental Authorities which are required under U.S. Export Controls in order for Borrower or such Guarantor to conduct its business as presently conducted and which, if not possessed, would be material to the operations of Borrower or such Guarantor, considered together.  To the Borrower’s knowledge, (i) all such issued Permits are valid and in full force and effect and (ii) there is no formal proceeding pending by a, nor has Borrower or any Guarantor received a written notice from any Governmental Authority seeking or threatening to, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit.

(d)           Schedule 9.32 lists all material export, re-export or transshipment licenses, pending license applications, authorizations and approved manufacturing license agreements or technical assistance agreements which are held by Borrower or any Guarantor as of the date of this Credit Agreement.

(e)           Except as set forth in Schedule 9.32, during the last three years, neither Borrower nor any Guarantor has in any material respect disclosed, disseminated or released to a foreign national in the United States technology or technical data in a manner that required Borrower or such Guarantor to obtain a license for deemed export from the United States of America without obtaining such license.

(f)           Except as set forth in Schedule 9.32, there have been no voluntary self disclosures made by Borrower or any Guarantor to the U.S. Department of State's Directorate of Defense Trade Controls, the U.S. Department of Commerce's Bureau of Industry and Security, or the U.S. Department of Treasury’s Office of Foreign Assets Control with respect to any exports, imports or other transactions by Borrower or any Guarantor in the last three years.

(g)           To the knowledge of the Borrower, neither Borrower nor any Guarantor has participated directly or indirectly in any export, import or other transactions with a person or entity denied U.S. export privileges or otherwise specially designated or debarred from exporting or receiving exported products, software, technology or services by the United States Government, except as authorized by applicable Law or Permit.

ARTICLE 10.  AFFIRMATIVE COVENANTS OF THE BORROWER.

The Holding Company, the Borrower and each of the Borrower’s Subsidiaries that become a party to this Credit Agreement from time to time covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligations, Letter of Credit, Foreign Exchange Contract, or Note is outstanding or the Agent or any Lender has any obligation to make any Loans or to issue, extend or renew any Letters of Credit or enter into any Foreign Exchange Contract and any and all other amounts payable under the Loan Documents have been paid in full in cash:

Section 10.1        Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fee, and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Holding Company or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

Section 10.2         Maintenance of Office.  The Borrower will maintain its chief executive office at the location described in Section 9.21, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

Section 10.3        Records and Accounts.  The Holding Company and its Subsidiaries will:  (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.

Section 10.4         Financial Statements, Certificates and Information.  The Borrower will deliver to the Agent and each of the Lenders:

(a)           as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Holding Company and its Subsidiaries, commencing with the fiscal year ending December 31, 2010, and thereafter, the audited consolidated balance sheet of the Holding Company and its Subsidiaries and the consolidating balance sheet of the Holding Company and its Subsidiaries, each as at the end of such year, and the related consolidated statement of the income and consolidated statement of operations, stockholders’ equity and cash flow and consolidating statement of income and consolidating statement of cash flow for such year, setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, in each case prepared in accordance with generally accepted accounting principles, and for all such statements, certified without qualification by CCR LLP or by other independent certified public accountants reasonably satisfactory to the Agent and the Required Lenders, together with an opinion of such accountant to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Holding Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default under Article 12 hereof, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default under Article 12, they shall disclose in such statement any such Default or Event of Default;

(b)           as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2010, copies of the unaudited consolidated balance sheet of the Holding Company and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such fiscal quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by one of the Borrower’s Key Officers that the information contained in such financial statements fairly presents in all material respects the financial position of the Holding Company and its Subsidiaries on the date thereof (subject to the lack of footnotes and year-end adjustments);

(c)           simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower, in substantially the form of Exhibit D hereto, and setting forth in reasonable detail:  (i) computations evidencing compliance with the covenants contained in Article 12 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date, together with supporting documentation used in such calculations or determinations, as the case may be, and a comparison to:  (x) the Borrower’s results obtained in such applicable period during the preceding fiscal year and (y) the budget which was delivered to the Lenders for the then current fiscal year;

(d)           as soon as practicable, but in any event not later than thirty (30) days after the end of each calendar month, commencing with the month ending June 30, 2010, copies of the unaudited consolidated balance sheet of the Holding Company and its Subsidiaries and the unaudited consolidating balance sheet of the Holding Company and its Subsidiaries, each as at the end of such calendar month, the related consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, and a comparison to the results obtained in the preceding fiscal year and to the budget which was delivered to the Lenders for the then current fiscal year, all in reasonable detail and prepared in accordance with generally accepted accounting principals together with a certification by one of the Borrower’s Key Officers that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and the lack of footnotes);

(e)           contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower or the Holding Company, as the case may be;

(f)           by not later than fifteen (15) days after the end of each calendar month: (i) an accounts receivable aging and (ii) Inventory reports in form satisfactory to the Agent;

(g)           as soon as practicable, but in any event not later than December 31 of each fiscal year of the Borrower, projections of the Holding Company and its Subsidiaries updating those projections delivered to the Lenders and referred to in Section 9.4(b) or, if applicable, updating any later such projections delivered in response to a request pursuant to this Section 10.4(g) and a proposed annual detailed business operating budget for the next succeeding fiscal year prepared on a monthly basis which shall set forth, in detail reasonably satisfactory to the Required Lenders, the assumptions underlying such business operating budget;

(h)           by not later than fifteen (15) Business Days after the end of each calendar month (or at such earlier time as the Bank may reasonably request), a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month or other date so requested by the Bank; and

(i)           from time to time such other financial data and information (including accountants’ management letters) as the Agent or any Lender may reasonably request.

Section 10.5         Notices.

(a)           The Borrower will promptly notify the Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default of which it becomes aware.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note or other evidence of Indebtedness, evidencing an obligation in excess of $100,000, to which or with respect to which it  or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)           The Borrower will promptly notify the Agent and each of the Lenders in writing:  (i) of any violation of any Environmental Law that it or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that can reasonably be expected to materially and adversely affect the assets, liabilities, financial conditions or operations of the Borrower or any of its Subsidiaries, or security interests or priority thereof pursuant to the Security Documents.

(c)           The Borrower will, promptly upon becoming aware thereof, notify the Agent and each of the Lenders in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent’s rights with respect to the Collateral, are subject.

(d)           The Holding Company and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, give notice to the Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Holding Company, the Borrower or any of the Borrower’s Subsidiaries or to which the Holding Company, the Borrower or any of the Borrower’s Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Holding Company will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Lenders in writing, in form and detail satisfactory to the Required Lenders, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Holding Company, the Borrower or any of the Borrower’s Subsidiaries in an amount in excess of $100,000.

(e)           The Borrower will promptly upon receipt thereof, deliver to the Agent and each of the Lenders copies of all audit reports and management letters, if any, submitted to the Holding Company or to the Borrower by its accountants and copies of all financial statements, material reports, material notices and proxy statements sent by or on behalf of the Holding Company or the Borrower to its stockholders.

(f)           The Holding Company and the Borrower will simultaneously with the issuance thereof, and immediately upon the receipt thereof by or on behalf of the Holding Company or the Borrower, as applicable, deliver to the Agent and each of the Lenders copies of all reports, covenant compliance certificates, budgets, projections, requests for waivers, notices of default, requests for amendments or other correspondence issued in connection with or relating to the Subordinated Debt Documents.

(g)           The Borrower will promptly notify the Agent and each of the Lenders in writing upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any Governmental Authority of any violation of any laws or any action, pending or threatened regarding any Licenses that can reasonably be expected to have a Material Adverse Effect.

(h)           The Borrower will promptly notify the Agent in writing upon a Borrower Key Officer ceasing to be involved on a full time basis in the day to day management and operations of the business of the Borrower.

(i)           The Borrower will within five (5) days of its receipt thereof, deliver to the Agent a copy of any material notice, document, survey results, report or other written communication from any Governmental Authority delivered in connection with any inspection, License renewal or other site visit including, without limitation, all survey results.

Section 10.6        Legal Existence; Maintenance of Properties.  The Holding Company will do and will cause each of the Borrower and the Borrower’s Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights, and franchises.  The Holding Company:  (a) will cause all of its properties used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, consistent with past practice, in all material respects, ordinary wear and tear excepted, and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Holding Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all time consistent with past practices, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses.

Section 10.7        Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such period as may be reasonable and prudent and in accordance with the terms of the Security Agreement.

Section 10.8        Taxes.  The Holding Company and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed on it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property except for taxes, assessments, governmental charges, and claims for labor, materials or supplies that are being contested in good faith by appropriate proceedings and for which the Borrower or the applicable Subsidiary has set aside on its books adequate reserves and no Lien has been filed in connection therewith.

Section 10.9         Inspection of Properties and Books, Etc.

(a)           The Holding Company and the Borrower shall permit the Lenders, through the Agent, or any of the Agent’s designated representatives, to visit and inspect any of the properties of the Holding Company and its Subsidiaries, to examine the books of account of the Holding Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Holding Company and its Subsidiaries with the Holding Company and its Subsidiaries, officers and accountants, and to be advised as to the same by, such officers and accountants and to communicate directly with such officers and accountants, and the Borrower hereby authorizes such officer’s and accountants to disclose to the Agent for the Lenders any and all financial statements and other supporting financial documents with respect to the Holding Company and its Subsidiaries’ financial condition and affairs (other than materials protected by the attorney-client privilege and materials which may not be disclosed without violation of a confidentiality obligation binding upon it), all at such reasonable times and intervals, and so long as no Default exists or Event of Default has occurred and is continuing, during regular business hours and upon reasonable prior notice, at the Borrower’s expense, as the Agent may reasonably request.  So long as no Event of Default has occurred and is continuing, no more than two (2) such examinations shall be conducted during any calendar year.

(b)           Upon the Agent’s reasonable request and at reasonable times, the Holding Company and its Subsidiaries will permit the Agent’s examiners or independent collateral auditors selected by the Agent to conduct commercial finance examinations at such times and intervals as the Agent may request; provided, that so long as no Default or Event of Default has occurred and is continuing such audits shall not occur more often than once during each fiscal year and after the occurrence of any Default or Event of Default which is continuing shall not occur more often than twice during each fiscal year.  All such examinations shall be conducted and made at the expense of the Borrower.

(c)           Upon the Agent’s reasonable request, the Holding Company and its Subsidiaries will obtain and deliver to the Agent and each of the Lenders appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating (i) the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the Capital Assets or Real Estate owned by the Borrower or any of its Subsidiaries and (ii) the then current business value of the Holding Company and its Subsidiaries.  All such appraisals shall be at the expense of the Borrower, provided that so long as no Default or Event of Default has occurred and is continuing such appraisals shall not occur more often than twice during each fiscal year.  In the event a Default or Event of Default has occurred and is continuing, there shall be no such limit.

(d)           No more frequently than once during any twelve (12) month period, or more frequently as determined by the Agent if Default or an Event of Default shall have occurred and be continuing, the Agent may, in its discretion, obtain one or more environmental assessments or audits of the Real Estate prepared by a hydro-geologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm:  (i) whether any Hazardous Substances are present in the soil or water at such Real Estate and (ii) whether the use and operation of such real Estate complies with all Environmental Laws.  Environmental assessments may include without limitation detailed visual inspections of such Real Estate including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate.  All such environmental assessments shall be conducted and made at the expense of the Borrower.

(e)           At the request of the Agent, the Borrower shall deliver a letter addressed to the accountants referenced in Section 10.9(a) instructing them to comply with the provisions of such Section.

Section 10.10      Compliance with Laws, Contracts, Licenses, and Permits.  The Holding Company and the Borrower will comply with and the Borrower will cause its Subsidiaries to comply with:  (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Charter Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments except in the case of (a), (c) and (d) above where such noncompliance does not have or could not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any Governmental Authority shall become necessary or required in order that the Holding Company, the Borrower or any of the Borrower’s Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Holding Company, the Borrower or any of the Borrower’s Subsidiaries is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, promptly take or cause to be taken all reasonable steps within the power of the Holding Company, the Borrower or any of its Subsidiaries to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

Section 10.11      Employee Benefit Plans.  The Borrower will:  (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any material notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan under §§4041A, 4202, 4219, 4242 or 4245 of ERISA.

Section 10.12      Bank Accounts.  The Borrower and its Domestic Subsidiaries shall maintain its or their primary operating and primary deposit accounts and all cash concentration accounts with the Agent.

Section 10.13     Further Assurances.  The Holding Company will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

Section 10.14     Use of Proceeds.  The Borrower will use the proceeds of the Loans solely:  (a) to provide funds for Permitted Acquisitions, (b) to pay transaction fees and expenses incurred in connection with the Loans, (c) for Capital Expenditures, to the extent permitted hereunder, and (d) for working capital purposes.  The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

ARTICLE 11.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, or Note is outstanding or the Agent or any Lender has any obligation to make any Loans, or to issue, extend or renew any Letters of Credit or enter into any Foreign Exchange Contract and any and all other amounts payable under the Loan Documents have been paid in full in cash:

Section 11.1       Restrictions on Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness to the Lenders arising under any of the Loan Documents;

(b)          Current Liabilities of the Borrower and its Subsidiaries incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 10.8 or Section 11.2(vi);

(d)          endorsements for collection, deposit or negotiation and warranties or products or services, in each case incurred in the ordinary course of business;

(e)          Subordinated Debt subject to an Agent Approved Subordination Agreement;

(f)           unsecured Indebtedness of CTSA, including, without limitation under the Intercompany Agreement, in an amount not to exceed U.S. $1,000,000;

(g)          purchase money Indebtedness incurred in connection with the acquisition after the date hereof of any personal property by the Borrower and its Subsidiaries or obligations under Capitalized Leases; provided, that the aggregate principal amount of such Indebtedness and the payment obligations of the Borrower under such Capitalized Leases shall not exceed the aggregate amount of $500,000 at any one time;

(h)          deferred compensation due to employees not to exceed an aggregate $20,000 outstanding at any time;

(i)           obligations consisting of financing of insurance premiums in the ordinary course of business;

(j)           Permitted Acquisition Indebtedness;

(k)          obligations arising with respect to customary indemnification obligations incurred in the ordinary course of business in connection with (b), or (g) above;

(l)           obligations incurred in the ordinary course of business with respect to surety and performance bonds;

(m)         Subordinated Debt evidenced by the SCP Subordinated Notes in an aggregate principal amount on the Original Closing Date of $1,000,000 and which principal amount may increase in accordance with the provisions of the SCP Subordinated Notes which provide for the compounding of interest;

(n)          Subordinated Debt evidenced by the Granite Subordinated Notes in an aggregate principal amount on the Closing Date not to exceed $8,500,000.

(o)           any extension, renewal or replacement of any of the foregoing on terms and conditions that are, on the whole, no more onerous to the Borrower, Holding Company and its Subsidiaries than the terms and conditions applicable immediately before such extension, renewal or replacement, so long as (i) such Indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement, and (ii) to the extent that the Indebtedness to be extended, renewed or replaced is Subordinated Debt, such extension, renewal or replacement continues to be subordinated to the Obligations on terms and conditions reasonably satisfactory to the Agent.

Section 11.2      Restrictions on Liens.  The Borrower will not, and will not permit any of its Subsidiaries to:  (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract right, general intangibles, chattel paper or instruments, with or without recourse; provided, that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)           liens to secure taxes, assessments and other government charges in respect of obligations not overdue;

(ii)         deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(iii)        encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or any of its Subsidiaries is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have or could reasonably be expected to have, a Material Adverse Effect;

(iv)         liens to lessors under Capitalized Leases permitted by Section 11.1(g) and purchase money security interests in or purchase money mortgages on personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by Section 11.1(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the personal property so acquired; and

(v)          liens in favor of the Agent for the benefit of the Lenders under the Loan Documents;

(vi)         liens arising in the ordinary course of business out of mechanics’, carriers’, laborers, material suppliers, workmen’s, repairmen’s or other like liens in respect of obligations which are not overdue, or making deposits to obtain the release of such liens or are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with and to the extent required by GAAP so long as such liens do not gain priority over any of the liens in favor of the Agent for any of the Loans or any proceeds thereof;

(vii)        making deposits to secure replevin, surety, attachment or appeal bonds relating to legal proceedings to which the Borrower or any of its Subsidiaries is a party;

(viii)       bankers’ liens, rights of set-off or similar rights as to accounts maintained with a financial institution;

(ix)         liens in favor of vendors of goods arising as a matter of law securing the payment of the purchase price therefor so long as such liens attach only to the purchased goods;

(x)           incurring liens arising out of judgments or awards against the Borrower or any of its Subsidiaries with respect to which it is currently engaged in proceedings for review or appeal and with respect to which it shall have secured a stay of execution pending such proceedings for review or appeal.

(xi)         any interest of title of a licensor, sublicensor, lessor or sublessor, lessee or sublessee, in each case under any license or lease agreement in the ordinary course of business arising solely under a state statute or common law and liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing a lessor’s interest under leases;

(xii)        liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xiii)      liens arising solely under a state statute or common law in connection with the purchase, storage or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller, or shipper of such goods or assets; and

(xiv)       liens arising under the Granite Subordinated Debt Documents.

Section 11.3        Restrictions on Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(c)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Services, Inc., and not less than “A 1” if rated by Standard and Poor’s;

(d)           Accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(e)           Investments consisting of stock, obligations, securities or other property received in connection with any bankruptcy or reorganization of, or any good faith settlement of delinquent accounts and disputes with, any customer or supplier arising in the ordinary course of business;

(f)           Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business;

(g)          the Borrower may make a loan to a Wholly Owned Domestic Subsidiary which is a Guarantor provided:  (i) the aggregate amount of all of such loans does not exceed $250,000 outstanding at any time and (ii) such loans are evidenced by a promissory note which is pledged and delivered to the Agent for the benefit of the Lenders and is part of the Collateral;

(h)          Permitted Acquisitions;

(i)           security deposits in connection with any lease;

(j)           non cash loans or advances made in connection with a management or employee stock ownership program;

(k)          Investments in Wholly Owned Domestic Subsidiaries which are Guarantors; and

(l)           Investments prior to the date hereof in CTSA.

provided, however, that with the exception of demand deposits referred to in Section 11.3(b) the Investments listed in (a), (b) (c) and (e) immediately preceding will be considered Investments permitted by this Section 11.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent for the benefit of the Lenders a first priority perfected security interests in all of such Investments free of all encumbrances other than Permitted Liens.

Section 11.4        Restricted Payments.  The Borrower will not and will not permit any of its Subsidiaries to make any Restricted Payment:

(i)           provided, that: the Borrower may make a Distribution to the Holding Company to allow the Holding Company to make a payment of (A) the Management Fee under the Management Agreement in the amount of such Management Fees and (B) the Consulting Fee under the Consulting Agreement in the amount of such Consulting Fee, so long as upon such payments: (x) the aggregate amount of all of such payments made pursuant to this clause (i) shall not exceed $20,000 in any calendar month, (y) both at the time of and after giving effect to each such payment no Default or Event of Default shall have occurred and be continuing or would be caused if such payment were made and (z) EBITDA for the twelve (12) consecutive month period ending on the last day of the then most recent month for which financial statements have been delivered to Agent is not less than the EDITDA Threshold;

(ii)         provided, that the Borrower may make a Distribution to the Holding Company to allow the Holding Company to pay out-of-pocket expenses for accounting, board of director fees and expenses, investor relations, legal, SEC reporting and other operating costs (excluding such costs and expenses incurred in connection with this financing transaction) in an amount not to exceed $500,000 in any fiscal year of the Borrower;

(iii)        provided, that any Subsidiary of the Borrower may make a Distribution to the Borrower;

(iv)         provided, that the Borrower may make payments on Subordinated Debt permitted under an Agent Approved Subordination Agreement including, without limitation, an Agent Approved Subordination Agreement relating to the Granite Subordinated Debt Documents;

(v)           provided, that the Borrower may pay to the Seller under the Purchase Agreements net cash proceeds actually received which it is required to pay to such Sellers from the litigation described in Section 8.12 of the Purchase Agreement in effect on the date hereof; and

(vi)         provided, that the Borrower may make a Distribution to the Holding Company to allow the Holding Company to pay costs and expenses, including, without limitation, legal fees incurred in connection with this financing transaction and the transactions contemplated under the Initial Credit Agreement  so long as: (x) the aggregate amount of such payment made pursuant to this clause (vi) shall not exceed $150,000 in any fiscal quarter and the aggregate amount of all of such payments, so long as Agreement is in effect, shall not exceed $2,500,000, (y) EBITDA for the twelve (12) consecutive month period ending on the last day of the then most recent month for which financial statements have been delivered to the Agent is not less than the EBITDA Threshold and (z) both at the time of and after giving effect to each such payment, no Default or Event of Default shall have occurred and be continuing or would be caused if such payment were made (such permitted payments of such costs and expenses referred to as “Permitted Holdco Distributions”).

Section 11.5        Merger, Consolidation and Disposition of Assets.

(a)          The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock, membership interest or membership unit or partnership interest acquisition other than a Permitted Acquisition and merger of a Subsidiary of the Borrower into the Borrower, provided that the Borrower survives as the sole remaining entity.

(b)           The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets except for dispositions of assets listed in (i)-(iv) of this subsection and in the case of (ii), (iii) and (iv) below of up to $500,000 in value, in the aggregate in any fiscal year, unless such proceeds are otherwise reinvested as provided in Section 5.3(a) hereof.  The dispositions permitted under this subsection (b) are:

(i)           the sale of Inventory in the ordinary course of business;

(ii)         disposition of leased or owned motor vehicles in the ordinary course of business;

(iii)        the disposition of assets damaged in a casualty event; and

(iv)         the disposition of assets which are obsolete or no longer useful in the Borrower’s or its Subsidiaries’ business.

Section 11.6       Sale and Leaseback.  The Borrower will not and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

Section 11.7     Compliance with Environmental Laws.  The Borrower will not, and will not permit any of its Subsidiaries to:  (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances other than in the ordinary course of business, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate other than in the ordinary course of business and in accordance with all applicable Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate the liability for the clean up or remediation of such release or activity would exceed, in the aggregate for all of such occurrences, could reasonably be expected to have a Material Adverse Effect or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner, that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law if such violation could reasonably be expected to have a Material Adverse Effect.

Section 11.8        Employee Benefit Plans.  Neither the Borrower nor any ERISA Affiliate will:

(a)          engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries;

(b)          permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived;

(c)          fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)           permit to take any action which would result in the aggregate benefit liabilities (the meaning of §4001 or ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose of the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in Section 9.16(c).

Section 11.9        Modification of Documents.  The Borrower will not, nor will it permit any of its Subsidiaries to:  (a) make any amendment or modification to any indenture, notes or other agreement evidencing or governing any Subordinated Debt, except as permitted under the applicable Agent Approved Subordination Agreement, (b) make an amendment or modification to the Management Agreement which increases any amount the Borrower is required to pay thereunder or is otherwise adverse to the Lenders or the Holding Company’s or Borrower or Borrower’s Subsidiaries’ ability to perform its obligations under the Loan Documents, (c) make any amendment or modification to any terms or provisions of their respective Charter Documents if the effect of such amendment or modification shall adversely affect the Lenders, without the prior written consent of the Agent, (d) issue any Shares, other than in accordance with that  certain Warrant, a copy of which is attached hereto as Schedule 11.9, or the issuance of 45,000 Shares to Selway on or about the date hereof, or the conversion of all or any portion of the Granite Subordinated Debt pursuant to the terms of Article 3 of the Granite Subordinated Loan Agreement in effect on the date hereof, or (e) amend, waive, modify or terminate any provision of the Purchase Agreement.

Section 11.10      Negative Pledges.  The Borrower will not and will not permit any of its Subsidiaries to enter into any agreement (excluding this Credit Agreement, the other Loan Documents and the Granite Subordinated Debt Documents) prohibiting the creation or assumption of any lien upon its properties, revenues or assets or those of any of its Subsidiaries, whether now owned or hereafter acquired other than agreements with Persons prohibiting any such lien on assets in which such Person has a prior security interest which is permitted by Section 11.2.

Section 11.11     Transactions with Affiliates.  Other than the Intercompany Agreement, the Services Agreement,  the Management Agreement and the SCP Subordinated Notes, the Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist (a) any arrangement or contract with any of its other Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including advisory, management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) requiring any payments to be made by the Borrower or any of its Subsidiaries to any Affiliate unless such arrangement is fair and equitable to the Borrower or such Subsidiary; or (b) any other transaction, arrangement, contract with any of their other Affiliates which would not be entered into by a prudent Person in the position of the Borrower or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates.

Section 11.12     Upstream Limitations.  The Borrower will not, nor will the Borrower permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (other than this Credit Agreement and the other Loan Documents and the Granite Subordinated Debt Documents) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Borrower or to any Subsidiary of such Subsidiary.

Section 11.13      Inconsistent Agreements.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such Subsidiary of its obligations hereunder or under any of the Loan Documents.

Section 11.14      Bank Accounts.  The Borrower will not:  (a) establish any bank accounts other than those listed on Schedule 9.20 without the Agent’s prior written consent or (b) violate directly or indirectly any bank agency or lock box agreement in favor of the Agent for the benefit of the Lenders with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 9.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.

Section 11.15      Restriction on Subsidiaries.  The Borrower will not nor will it permit any of its Subsidiaries to form any Subsidiary without the prior written consent of the Required Lenders other than a Subsidiary formed to hold the assets from a Permitted Acquisition and no other assets.  In the event that the Required Lenders, in their sole discretion, consent to, or, if a Subsidiary is formed to hold the assets of a Permitted Acquisition, the formation or acquisition of a Subsidiary, any such Subsidiary formed or acquired by the Borrower or any Subsidiary thereof shall simultaneously with the consummation of any such formation or acquisition grant to the Agent for the benefit of the Lenders a first perfected security interest (except as otherwise permitted by the Required Lenders) in all of its existing and after-acquired assets, and guaranty of all of the Obligations and all of the ownership interests of such Subsidiary shall be pledged to the Agent for the benefit of the Lenders.  All applicable parties shall execute and/or deliver to the Agent all such documents and instruments requested by the Agent in order to perfect the Agent’s security interest therein.

Section 11.16      Restrictions on Loans and Advances.  The Borrower will not make any loans or advances to, nor acquire the Indebtedness of, any Person except for the following:

(a)          advance payments made to the Borrower’s suppliers in the ordinary course of its business and consistent with past practices;

(b)          advances to the Borrower’s officers, employees and sales persons with respect to reasonable expenses to be incurred by such officers, employees and sales persons for the benefit of the Borrower, which expenses are properly substantiated by the Person seeking such advance and properly reimbursable by the Borrower and in any event not to exceed $10,000 in the aggregate outstanding at any one time;

(c)           the extension of trade credit in the ordinary course of business consistent with past practices;

(d)           loans or advances made under the Intercompany Agreement, provided that such loans or advances shall not exceed, in the aggregate, $100,000 in any fiscal year; and

(e)           loans permitted by Section 11.3.

Section 11.17      Line of Business.  The Borrower and its Subsidiaries will engage in no business other than that of a manufacturer and distributor of chemiluminescent light and infrared safety, security and training products for use by the military and homeland security businesses and businesses incidental thereto.

Section 11.18      Use of Proceeds.  The Borrower will not use the proceeds of the Loans for any purpose other than the purposes stated in Section 10.14.

Section 11.19      Activity of the Holding Company.  The Holding Company shall conduct no business or other activity other than holding all of the Shares of the Borrower or any other Subsidiary.

ARTICLE 12.  FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, Foreign Exchange Contract, or Note is outstanding or the Agent or any Lender has any obligation to make any Loans, or to issue, extend or renew any Letter of Credit or enter into any Foreign Exchange Contract, and any and all other amounts payable under the Loan Documents have been paid in full in cash:

Section 12.1        Coverage Ratios.

(a)           Fixed Charge Ratio.  As of the last day of the fiscal quarter ending September 30, 2010, the Fixed Charge Coverage Ratio for the immediately preceding four (4) fiscal quarters shall not be less than 0.80:1.00, and as of the last day of the fiscal quarter ending December 31, 2010, the Fixed Charge Coverage Ratio for the immediately preceding four (4) fiscal quarters shall not be less than 1.00:1.00 and as of the last day of the fiscal quarter ending March 31, 2011 and for each fiscal quarter thereafter, the Fixed Charge Coverage Ratio for the immediately preceding four (4) fiscal quarters shall not be less than 1.10:1.00.

(b)           Total Debt Service Coverage Ratio.  As of the last day of the fiscal quarter ending on September 30, 2010, and for each fiscal quarter thereafter, the Total Debt Service Coverage Ratio shall not be less than 1.20:1.00.

Section 12.2        Leverage Ratio.

(a)           At any time during the periods set forth below, the Senior Leverage Ratio shall not be more than the ratio set forth below during such period:

Period	Ratio

the Closing Date, through and including December 31, 2010	3.00:1.00

January 1, 2011, through and including December 31, 2011	2.50:1.00

January 1, 2012, and thereafter	2.00:1.00

(b)           At any time during the periods set forth below, the Total Leverage Ratio shall not be more than the ratio set forth below during such period:

Period	Ratio

the Closing Date, through and including December 31, 2010	4.00:1.00

January 1, 2011, through and including December 31, 2011	3.50:1.00

March 31, 2012	3.25:1.00

June 30, 2012, and thereafter	3.00:1.00

Section 12.3        Capital Expenditures.  The Borrower will not make, nor permit any Subsidiary to make any Capital Expenditures in any fiscal year that exceed $2,000,000 for any fiscal year.

Section 12.4        Current Ratio.  As of the last day of any fiscal quarter, the Holding Company and its Subsidiaries shall not permit the Current Ratio to be less than 1.00:1.00.

Section 12.5        Minimum EBITDA.  At any time during the periods ending on the dates set forth below the minimum EBITDA of the Borrower and its Subsidiaries for the four (4) fiscal quarters then ending shall not be less than the amount set forth below:

Period	Minimum EBITDA

September 30, 2010, December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011	$7,000,000

December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012	$7,250,000

December 31, 2012 and the last day of each fiscal quarter thereafter	$7,500,000

ARTICLE 13.  CLOSING CONDITIONS.

The obligations of the Lenders to make the Revolving Credit Loans and  to enter into this Credit Agreement, to issue any Letters of Credit, or to enter into any Foreign Exchange Contract, shall be subject to the satisfaction of the following conditions precedent on or prior to the date hereof.

Section 13.1        Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lenders.  Each of the Lenders shall have received a fully-executed copy of each such document.

Section 13.2       Granite Subordinated Debt Documents.  Each of the Granite Subordinated Debt Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Lenders.  Each of the Lenders shall have received a fully-executed copy of each such document.

Section 13.3        Certified Copies of Charter Documents.  The Lenders shall have received from the Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on and as of the Closing Date, of its Charter Documents, the Charter Documents of the Holding Company and each Subsidiary of the Borrower.

Section 13.4       Corporate Action.  All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Agent.

Section 13.5        Incumbency Certificate.  The Agent shall have received from the Holding Company and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Holding Company and each of its Subsidiaries and giving the name and bearing a specimen signature of each individual who shall be authorized:  (a) to sign, in the name and on behalf of the Holding Company and each of its Subsidiaries, each of the Loan Documents to which the Holding Company and each of its Subsidiaries is or is to become a party; (b) Notice of Revolving Credit Loan Borrowing, Notice of Term Loan Borrowing and to apply for Letters of Credit or a Foreign Exchange Contract; and (c) to give notices and to take other action on its behalf under the Loan Documents.

Section 13.6       Validity of Liens.  The Security Documents shall be effective to create in favor of the Agent for the benefit of the Lenders a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected.  The Lenders shall have received evidence thereof in form and substance satisfactory to the Lenders.  Agent shall have received in form and substance satisfactory to the Lenders the Mortgage with evidence of its recording in the applicable Registry of Deeds creating a first lien priority subject only to such encumbrances as approved by the Agent in writing.

Section 13.7       Perfection Certificates and Lien Search Results.  The Agent shall have received from the Borrower a completed and fully-executed Perfection Certificate and the results of UCC searches indicating no liens other than Permitted Liens or liens to be released prior to Closing and otherwise in form and substance satisfactory to the Agent.

Section 13.8        Reserved.

Section 13.9        Reserved.

Section 13.10     Solvency Certificate.  Each of the Lenders shall have received an officer’s certificate from the Borrower dated as of the Closing Date as to the solvency of the Borrower following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Agent.

Section 13.11     Opinion of Counsel.  The Agent shall have received a favorable legal opinion dated as of the Closing Date and addressed to each of the Lenders, in form and substance reasonably satisfactory to each of the Lenders, from corporate counsel to the Borrower and the Holding Company.

Section 13.12     Reserved.

Section 13.13     Payment of Fees.  The Borrower shall have paid to the Agent for distribution to the Lenders the Amendment Fee which is due and payable on the Closing Date and all other fees and expenses (including, without limitation, all legal fees and disbursements, commercial finance examination fees and appraisal fees incurred prior to the Closing Date) required to be paid as of the Closing Date.

Section 13.14     Material Adverse Effect.  No event shall have occurred since the Balance Sheet Date which had or could reasonably be expected to have a Material Adverse Effect on the Holding Company and its Subsidiaries, including, without limitation, the Borrower.

Section 13.15     Consents.  Copies of the applications to be submitted to the appropriate Governmental Authorities to transfer and/or apply for federal, state and local licenses, permissions and consents of all jurisdictions in which the Company conducts business, and all required consents to the transfer of all material contracts.

Section 13.16     Borrowing Base Report.  The Agent shall have received from the Borrower the initial Borrowing Base certificate dated as of the Closing Date.

Section 13.17     Granite Subordination Payment and Documents.  The Granite Subordinated Debt shall have been issued in an original aggregate principal amount not to exceed Eight Million Five Hundred Thousand Dollars ($8,500,000) on such terms and conditions as are acceptable to Agent and the Lenders in their sole discretion with such documentation as are acceptable to Agent and the Lenders in their sole discretion.  Borrower shall prepay no less than Seven Million Two Hundred Thousand Dollars ($7,200,000) of the Term Loan and no less than Five Hundred Thousand Dollars ($500,000) of the Revolving Credit Loan from the proceeds derived from the issuance of the Granite Subordinated Debt.

Section 13.18     Agent Approved Subordination Agreement.  Borrower, Agent and Lenders shall have entered into an Agent Approved Subordination Agreement regarding the Granite Subordinated Debt.

ARTICLE 14.  CONDITIONS TO ALL BORROWINGS.

The obligations of any Lender to make any Loan, including the Revolving Credit Loan, and any Term Loan, issue any Letter of Credit, or enter into any Foreign Exchange Contract, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

Section 14.1       Representations True; No Event of Default.  Each of the representations and warranties of the Holding Company and its Subsidiaries contained in this Credit Agreement, the other Loan Documents, or in any certificate, document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, or the issuance, extension or renewal of such Letter of Credit, or entry into a Foreign Exchange Contract, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions permitted by this Credit Agreement and the other Loan Documents, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

Section 14.2       No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Required Lenders would make it illegal for the Lenders to make such Loan.

Section 14.3       Governmental Regulations.  Each Lender shall have received such statements in substance and form reasonably satisfactory to the Agent as the Agent shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

Section 14.4       Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and the Lenders’ Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified other copies of such documents as the Agent may reasonably request.

Section 14.5       Borrowing Base Certificate.  The Agent shall have received the most recent Borrowing Base Certificate required to be delivered to the Agent in accordance with Section 10.4(g) and, if requested by the Agent, a Borrowing Base Certificate dated within five (5) days of the Drawdown Date, or of the date of issuance, extension, or renewal of such Letter of Credit, or entry into a Foreign Exchange Contract.

ARTICLE 15.  EVENTS OF DEFAULT; ACCELERATION; ETC.

Section 15.1      Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time of both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation or any amount required to be paid under any Foreign Exchange Contract when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           the Borrower shall fail to pay any interest on the Loans within three (3) days such interest payment is due, the Commitment Fee, any Letter of Credit Fee or other fees and sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           the Borrower shall fail to comply with any of its covenants contained in Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.12, 10.13, 10.14, 11 or 12;

(d)           the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 15.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Agent;

(e)           any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)           the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases where the principal amount or the aggregate payments, respectively, exceed $100,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing such borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g)           the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any Insolvency Proceeding, or shall take any action to authorize or in furtherance of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

(h)           a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or Insolvency Proceeding, or a decree or order for relief is entered in respect of the Borrower or any of its Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted and any such decree or order continues unstayed and in effect for a period of forty-five (45) days;

(i)           there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $250,000 and which judgment is not fully covered by insurance by a financially sound and reputable insurance company which has accepted full coverage therefor in writing;

(j)           a default shall occur (x) under any of the Subordinated Debt Documents which has a principal amount in excess of, in the aggregate, $250,000 or any part of the Subordinated Debt or the Subordinated Debt shall be (or shall be required at such time to be) prepaid, redeemed or repurchased in whole or in part, other than in accordance with an Agent Approved Subordination Agreement or (y) under the Granite Subordinated Debt Documents;

(k)           if any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any other Governmental Authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)           the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $100,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $100,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA); provided, that the Agent determines in its reasonable discretion that such event:  (A) could be expected to result in liability of the Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $100,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m)         the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(n)          there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, of cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

(o)           the Borrower or any of its Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrower or such Subsidiary included in any assets of the Borrower or such Subsidiary having a fair market value in excess of $100,000;

(p)           a Change of Control shall occur;

(q)           the Borrower and its Subsidiaries shall have one or more of its material contracts with its customers cancelled and the effect of such cancellation shall result directly or indirectly, the loss, in the aggregate of fifteen percent (15%) of the revenues of the Borrower and its Subsidiaries as such revenue is shown on the audited financial statement, most recently delivered to the Agent; or

(r)           more than two (2) of Borrower’s Key Officers shall cease to be involved in the management and operations of the business of the Borrower on a full time basis and no successor reasonably satisfactory to Agent shall have been appointed within sixty (60) days from the date such Key Officer ceases to be involved in the management and operations;

Section 15.2        Termination of Total Commitment

(a)           If any one or more of the Events of Default specified in Section 15.1(g) or Section 15.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make loans to the Borrower and, to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Agent may, and upon request of the Required Lenders shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders  shall be relieved of all further obligations to make Loans.  No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.  In addition, if any Event of Default shall have occurred and be continuing, Agent may, without notice, take any one or more of the following actions: (i) declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable or (ii) exercise any rights and remedies provided to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code; provided, that upon the occurrence of any Event of Default specified in Section 15.1(g) or Section 15.1(h), the Obligations shall become immediately due and payable without declaration, notice or demand by Lender.

(b)           If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to  issuing, extending or  renewing such Letter of Credit on such other date are not satisfied, the Bank may, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and TD Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit.

Section 15.3        Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders have accelerated the maturity of the Loans pursuant to Section 15.2, the Agent, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Lenders are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of any Lender.  No remedy herein conferred upon any Lender or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 15.4        Distribution of Collateral Proceeds.  In the event that all of the Commitments shall have been terminated or the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents, shall have been declared due and payable pursuant to the provisions of Section 15.2, any funds received by any Lender from or on behalf of the Borrower or any of its Subsidiaries shall be remitted to, and applied by, the Agent in the following manner and order:

(a)           first, to the payment of interest on, and then the principal portion of, any Loans which the Agent may have advanced on  behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower or any of its Subsidiaries;

(b)           second, to reimburse the Agent and the Lenders, in that order, for any expenses due from the Borrower under the Loan Documents;

(c)           third, to the payment of the fees, pro rata according to the fees due and owing to the Lenders;

(d)           fourth, to the payment of any other fees, expenses or other amounts (other than the principal of and interest on the Loans) payable by the Borrower or any of its Subsidiaries to the Lenders under the Loan Documents;

(e)           fifth, to the payment, pro rata according to the Pro Rata Share of each Lender, of interest due on the Loans;

(f)           sixth, to the payment to the Lenders of, pro rata according to the Pro Rata Share of each Lender of, the unpaid principal amount of the Loans;

(g)           seventh, to all other Obligations for distribution to the Lenders in accordance with their Pro Rata Share; and

(h)           eighth, thereafter, any remaining funds shall be paid to the Borrower or as a court of competent jurisdiction shall direct.

Notwithstanding the foregoing, the Lenders may agree among themselves to an allocation of such funds that does not comply with the immediately preceding sentence.

ARTICLE 16.  SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any Lender to the Borrower or any of its Subsidiaries and any securities or other property of the Borrower or any of its Subsidiaries in the possession of any Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.

Each of the Lenders agrees with each other Lender that:  (i) if an amount to be set off is to be applied to obligations of the Borrower or any of its Subsidiaries to such Lender, other than Obligations evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Obligations and to the Obligations evidenced by all such Notes held by such Lender and if such Lender shall receive from the Borrower or any of its Subsidiaries, whether by voluntary payment, exercise of the right of setoff, counterclaim, or offset, enforcement of the claim evidenced by the Notes held by such Lender by proceeding against the Borrower or any of its Subsidiaries at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such dispositions and arrangements with the other Lenders with respect to such excess, either by way of distribution, assignment of claim, subrogation or otherwise or shall result in each Lender receiving in on account of the Note or Notes held by it its proportionate payment as contemplated by this Credit Agreement; provided, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

ARTICLE 17.  EXPENSES.

The Borrower agrees to pay:  (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any such Lenders’ net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all commercial finance examinations and appraisal charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Agent or any Lenders in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or any guarantor or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Lender’s relationship with the Borrower or any of its Subsidiaries, and (g) all reasonable fees, expenses and disbursements of the Agent or any Lenders incurred in connection with UCC searches, UCC filings or mortgage recordings.  The Borrower hereby agrees to reimburse the Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to Section 20.14.  The covenants of this Article 17 shall survive payment or satisfaction of all Obligations.

ARTICLE 18.  INDEMNIFICATION.

The Borrower and each of its Subsidiaries agree to indemnify and hold harmless the Agent and each Lender and each of their respective officers, directors, employees, agents, attorneys and Affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby (except due to the indemnified party’s own willful misconduct or gross negligence) including, without limitation:  (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from the bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower or any of its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding brought or asserted by any party, including without limitation liabilities caused by the negligence of the party seeking indemnification (collectively, the “Indemnified Liabilities”).  In litigation, or the preparation therefor, the Agent shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this Article 18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The covenants contained in this Article 18 shall survive payment or satisfaction in full of all Obligations.

ARTICLE 19.  SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to the Agent or any Lenders at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

ARTICLE 20.  AGENT.

Section 20.1        Appointment and Authorization of Agent.  Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 20.2        Delegation of Duties.  The Agent may execute any of its duties under this Credit Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in such selection.

Section 20.3        Liability of the Agents.  The Agent shall:  (a) not be liable for any action taken or omitted to be taken by it or any agent, employee or attorney-in-fact under or in connection with this Credit Agreement or any other Loan Document or the transactions contemplated hereby (except for the Agent’s own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Credit Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document, or for any failure of the Borrower or any Subsidiary or any other party to any Loan Document to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of its Subsidiaries or any Affiliate thereof.

Section 20.4        Reliance by Agent.

(a)           The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Article 5, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 20.5        Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or from the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 20.6        Credit Decision; Disclosure of Information by Agent.  Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent to any Lender as to any matter, including whether the Agent has disclosed material information in its possession.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower or any Subsidiary, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries or any of their respective Affiliates which may come into the possession of any Person retained by the Agent.

Section 20.7        Indemnification of Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each of the Agent, its agents, employees, representatives and attorneys-in-fact (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower or any Subsidiary to do so), pro rata, and hold harmless each of the Agent, its agents, employees, representatives and attorneys-in-fact Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any of the Agent, its agents, employees, representatives and attorneys-in-fact of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such of the Agent, its agents, employees, representatives and attorneys-in-fact own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 20.7.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the reasonable costs and expenses of the Agent’s Special Counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower or its Subsidiaries.  The covenants of this Section 20.7 shall survive payment or satisfaction of all Obligations, termination of the Revolving Credit Loan Commitment and the resignation of the Agent.

Section 20.8        Agent in its Individual Capacity.  TD Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, enter into Foreign Exchange Contracts with, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower or any Subsidiary and their respective Affiliates as though TD Bank were not the Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, TD Bank or its Affiliates may receive information regarding the Borrower or any Subsidiary or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, TD Bank shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent and the terms “Lender” and “Lenders” include TD Bank, in its individual capacity.

Section 20.9        Successor Agent.  The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which so long as no Default or Event of Default has occurred and is continuing, shall be with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), provided that, if a Default or Event of Default has occurred and is continuing no such Borrower consent is required.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and so long as no Default or Event of Default has occurred and is continuing, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any other Lender.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 20 shall no longer apply to such resigning agent except Section 20.4 and 20.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 20.10     Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

(c)           Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 20.11      Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Agent, at its option and in its discretion:

(a)           to release any lien on any property granted to or held by the Agent under any Loan Document:  (i) upon termination of the Revolving Credit Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any lien on any property granted to or held by the Agent under any Loan Document to the holder of any lien on such property that is permitted by Section 11.2; and

(c)           to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under a Guaranty pursuant to this Section 20.11.

Section 20.12      Lender Pledge.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

Section 20.13      Return of Payments; Defaulting Lender.

(a)           If the Agent pays an amount to a Lender under this Credit Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower or any of its Subsidiaries and such related payment is not received by the Agent, then the Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Defaulting Lender Rate.

(b)           If the Agent determines at any time that any amount received by the Agent under this Credit Agreement must be returned to the Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Credit Agreement or any other Loan Document, the Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest at such rate, if any, as the Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c)           Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(d)           If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 20.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

Section 20.14      Right to Perform, Preserve and Protect.  If the Borrower fails to perform any obligation hereunder or under any other Loan Document beyond any applicable grace period, the Agent itself may, but shall not be obligated to, cause such obligation to be performed at the Borrower’s expense.  Following such failure by the Borrower, the Agent is further authorized by the Borrower and the Lenders to make expenditures from time to time which the Agent, in its reasonable business judgment, deems necessary or desirable to:  (a) preserve or protect the business conducted by the Borrower, the Collateral, or any portion thereof and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations.

Section 20.15      Amendment of Article 20.  The Borrower hereby agrees that this Article 20 constitutes an agreement among, and solely for the benefit of, the Agent and the Lenders, (and the Agent and the Lenders acknowledge that the Borrower is not a party to such foregoing provisions) and that any and all of the provisions of this Article 20 and that such agreements among the Lenders may be amended at any time by the Lenders without the consent or approval of or notice to the Borrower (other than any requirement of notice to the Borrower of the resignation of the Agent).

ARTICLE 21.  ASSIGNMENT AND PARTICIPATION.

Section 21.1        Conditions to Assignment by any Lender.  Except as provided herein, any Lender may assign to one or more Eligible Assignees all or a portion of its interest, rights and obligations under this Credit Agreement and the Notes held by it in accordance with the Assignment and Acceptance form attached hereto as Exhibit E.

Section 21.2        Participations.  Any Lender may sell participations to one or more banks or other entities in all or a portion of any Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided, that:  (a) any such sale or participation shall not affect the rights and duties of such Lender hereunder to the Borrower, (b) the Borrower shall continue to deal with the selling Lender and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, or the Term Loan, extend the term or increase the amount of the Revolving Credit Loan Commitment, as it relates to such participant, reduce the amount of any Commitment Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

Section 21.3        Disclosure.   The Borrower and its Subsidiaries agree that in addition to disclosures made in accordance with standard and customary banking practices the Lenders may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided, that such assignees or participants or potential assignees or participants shall agree:  (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

Section 21.4        Assignee or Participant Affiliated with the Borrower.  If any assignee of a Lender is an Affiliate of the Borrower or of any of its Subsidiaries, then any such assignee Lender shall have no right to vote as a “Lender” hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents.

Section 21.5        Assignment by the Borrower.  Neither the Borrower nor any of its Subsidiaries shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of the Required Lenders and the Agent.

ARTICLE 22.  NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)          if to the Borrower or any of its Subsidiaries, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice; and

to:	96 Windsor Street
West Springfield, MA 01089
Attention: Michael Bielonko

with a copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum, Esq.

(b)         if to the Agent, to 61 Main Street, Andover, Massachusetts  01810, Attention: Greg Spurr, Senior Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice.

with a copy to:	Choate, Hall & Stewart, LLP
Two International Place
Boston, Massachusetts 02110
Attention: James R. Kane

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

ARTICLE 23.  GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  EACH PARTY HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SPECIFIED IN ARTICLE 22.  EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

ARTICLE 24.  HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

ARTICLE 25.  COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

ARTICLE 26.  ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Article 28.

ARTICLE 27.  WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF WHICH RIGHTS AND OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY OF THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY OF THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS.

ARTICLE 28.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

(a)           No failure to exercise and no delay in exercising, on the part of any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Article 28, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender may have had notice or knowledge of such Default at the time.

(b)           Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Agent and the appropriate parties to the Loan Documents (other than the other Lenders) may, from time to time, enter into written amendments, supplements or modifications thereof and, with the consent of the Required Lenders, the Agent on behalf of the other Lenders, may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

(i)           extend or increase the Pro Rata Share of any of the Revolving Credit Loan Commitments, the Term Loan Commitment or the Real Estate Loan Commitment of any Lender, without such Lender’s consent;

(ii)          unless agreed to by each Lender affected thereby:  (A) reduce the principal amount of any Loan, or reduce the rate of interest thereon, (or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder) or reduce any fees or other obligations payable under the Loan Documents or (B) extend any date (including the Revolving Credit Loan Maturity Date, the Term Loan Maturity Date or the Real Estate Loan Maturity Date) fixed for the payment or mandatory prepayment of principal or interest on any Loan, any fees, or any other obligation payable under the Loan Documents or any scheduled mandatory reduction of the Revolving Credit Loan Commitments;

(iii)         unless agreed to by all of the Lenders, (A)  increase the Revolving Credit Loan Commitments, the Term Loan Commitment or the Real Estate Loan Commitment, (B) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (C) change the order of payments under Section 15.4, (D) consent to any assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, (E) release any Borrower from its obligations under this Credit Agreement, (F) release any Guarantor from its obligations under this Credit Agreement or any Guaranty (except as a result of the termination of the existence of such Guarantor in a transaction permitted hereunder), or release any of the Collateral from the liens of the Security Documents (except as may be expressly permitted thereunder or hereunder, or (G) amend, modify or affect Article 28);

(iv)          unless agreed to by all of the Lenders, shorten the maturity of the Loans; and

(v)           unless agreed to by the Agent, amend, modify or otherwise affect the rights or duties of the Agent under this Credit Agreement or the other Loan Documents.

Any such amendment, supplement, modification, waiver or consent shall apply equally to each Lender and shall be binding upon each Lender and subject to the Borrower’s execution of such amendment, supplement, modification, waiver or consent the Borrower and upon all future holders of the Notes.  In the case of any waiver, the Lender and the Borrower shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

ARTICLE 29.  SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

ARTICLE 30.  RATIFICATION.

(a)           The terms and provisions set forth in this Credit Agreement shall modify and supersede all inconsistent terms and provisions set forth in the Original Credit Agreement and except as expressly modified and superseded by this Credit Agreement, the terms and provisions of the Original Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Agent agree that the Original Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.  For all matters arising prior to the effective date of this Credit Agreement, the Original Credit Agreement (as unmodified by this Credit Agreement) shall control.  The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Agent under this Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of this Credit Agreement and the other Loan Documents.

(b)           Representations and Warranties.  The Borrower hereby represents and warrants to the Agent that the representations and warranties set forth in this Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date.  All representations and warranties made in this Credit Agreement shall survive the execution and delivery of this Credit Agreement, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent to rely upon them.

(c)           Release.  In addition, to induce the Agent to agree to the terms of this Credit Agreement, the Borrower represents and warrants that as of the date of its execution of this Credit Agreement  there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Loan Documents and in accordance therewith it:

(i)           Waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, arising prior to the date of its execution of this Credit Agreement and

(ii)          Releases and discharges the Agent and its officers, directors, employees, agents and affiliates (collectively the “released parties”) from any and all liabilities, claims, causes of action, in law or equity, which the Borrower or any Guarantor may have against any released party arising prior to the date hereof in connection with the Loan Documents or the transactions contemplated thereby.

(d)           Reference to Agreement.  Each of the Loan Documents, including the Original Credit Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Original Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Original Credit Agreement shall mean a reference to the Original Credit Agreement as amended hereby.

(e)           Expenses of the Agent.  As provided in this Credit Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Credit Agreement, including without limitation, the reasonable costs and fees of the Agent’s legal counsel.

(f)           Entire Agreement.  This Credit Agreement embodies the entire agreement among the parties hereto with respect to the subject matter thereof, and supersedes any and all prior representations and understandings, whether written or oral, relating to this Credit Agreement.  There are no oral agreements among the parties hereto with respect to the subject matter hereof.

[ The remainder of this page is intentionally left blank. ]

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Revolving Credit and Term Loan Agreement as a sealed instrument as of the date first set forth above.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Derek Dunaway
Chief Executive Officer (Title)

CYALUME TECHNOLOGIES, INC.

By:	/s/ Michael Bielonko
Chief Financial Officer (Title)

TD BANK, N.A.

By:	/s/ Greg Spurr
Senior Vice President (Title)